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NORDSON CORPORATION
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NORDSON CORPORATION

Notice of

2017 Annual Meeting

and Proxy Statement

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

January 27, 2017

Dear Shareholder:

It is my pleasure, on behalf of the Board of Directors of Nordson Corporation (the “Board of Directors”), to invite you to attend our annual meeting of shareholders (the “Annual Meeting”), which will be held at the law offices of BakerHostetler, 2000 Key Tower, 127 Public Square, Cleveland, Ohio, at 8:00 a.m., Eastern Standard Time, on Tuesday, February 28, 2017.

The accompanying notice of Annual Meeting and proxy statement describe the items of business that will be discussed and voted upon during the Annual Meeting. It is important that you vote your shares of common stock whether or not you plan to attend the Annual Meeting. You have a choice of voting through the Internet, by telephone or by returning the enclosed proxy/voting instruction card by mail. If you are a registered shareholder, you may also vote in person at the Annual Meeting. Please refer to the instructions in the enclosed materials.

On behalf of management and the Board of Directors, I want to thank you for your continued support and confidence in 2017.

Sincerely,

JOSEPH P. KEITHLEY

Chair of the Board of Directors

NORDSON CORPORATION

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held Tuesday, February 28, 2017

Date and Time:	Tuesday, February 28, 2017, at 8:00 a.m., Eastern Standard Time.
Place:	Law offices of BakerHostetler, 2000 Key Tower, 127 Public Square, Cleveland, Ohio 44114.
Items of Business:

1.  To elect as directors three nominees, named in this Proxy Statement and recommended by the Board of Directors, to serve until the 2020 Annual Meeting and until their successors shall have been duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2017;

3.  To approve, on an advisory basis, the compensation of our named executive officers;

4.  To recommend, on an advisory basis, the frequency for holding the advisory vote on the compensation of our named executive officers; and

5.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	Close of business on January 3, 2017.

A Proxy Statement, Proxy/Voting Instruction Card, and Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2016, accompany this Notice and are also available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations. The Board of Directors has determined that shareholders of record at the close of business on January 3, 2017 are entitled to notice of, and to vote during, the Annual Meeting.

By Order of the Board of Directors,

ROBERT E. VEILLETTE

Vice President, General Counsel

and Secretary

January 27, 2017

Westlake, Ohio

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on February 28, 2017:

The Proxy Statement, Proxy/Voting Instruction Card and the Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2016, are available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations.

Nordson Corporation – 2017 Proxy Statement	| 1

PROXY STATEMENT SUMMARY

This summary highlights information relating to the items to be voted on during the Annual Meeting and important business, compensation, and corporate governance matters. For additional information, please refer to the discussions contained in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016 filed with the United States Securities and Exchange Commission on December 15, 2016 (the “2016 Annual Report”).

GENERAL INFORMATION
2017 Annual Meeting Date and Time	Tuesday, February 28, 2017 8:00 a.m., Eastern Standard Time
Place	Law Offices of BakerHostetler 2000 Key Tower 127 Public Square Cleveland, Ohio 44114 USA
Record Date	Closeof business on January 3, 2017
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.

VOTING MATTERS AND BOARD RECOMMENDATIONS
Proposal	Voting Options	Vote Required for Approval	Broker Discretionary Vote Permitted	Board’s Voting Recommendation
1. Election of directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees.	Plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote in the election of directors.	No	FOR the election of each of the director nominees
2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2017	“FOR” or “AGAINST” or “ABSTAIN” from voting.	Affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.	Yes(1)	FOR
3. Advisory vote to approve compensation of named executive officers	“FOR” or “AGAINST” or “ABSTAIN” from voting.	Affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.	No	FOR
4. Advisory vote on the frequency for holding the advisory vote to approve compensation of named executive officers	For a one-year, two-year, or three-year frequency or “ABSTAIN” from voting.	The frequency that receives the highest number of votes cast will be the recommended frequency.	No	FOR a one year frequency

(1)	This is considered to be a routine matter and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal but not any other Proposals since they are considered to be “non-routine” matters.

2 |	Nordson Corporation – 2017 Proxy Statement

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors and do not have an impact on the outcome of the vote on Proposal 4. However, abstentions will affect the outcome of the vote on Proposals 2 and 3, being equivalent to a vote “against” the Proposals.

We will also consider any other matters that may properly be brought before the Annual Meeting and any postponement(s) or adjournment(s) thereof. As of the date of this Proxy Statement, we have not received notice of other matters that may be properly presented at the Annual Meeting.

The following table provides summary information about our director nominees:

Nominee	Primary Occupation	Independent	Board Committee Memberships	Key Attributes/ Qualifications
Joseph P. Keithley	Retired	Yes	Governance & Nominating and Compensation	International business and executive management and leadership experience; extensive public company board and governance experience.
Michael J. Merriman, Jr.	Private Equity Advisor	Yes	Audit (Chairperson) *Financial Expert	Strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, and international business and executive management and leadership experience.
Mary G. Puma	President and Chief Executive Officer, Axcelis Technologies, Inc. (NASDAQ GS: ACLS)	Yes	Governance & Nominating and Compensation (Chairperson)	International business and executive management experience; corporate governance and strategy; compensation and talent management planning experience.

All director nominees up for election received

at least 98% “FOR” votes at last year’s Annual Meeting.

Nordson Corporation – 2017 Proxy Statement	| 3

BUSINESS HIGHLIGHTS

Fiscal year 2016 was a year of outstanding results in an uncertain and low-growth global macroeconomic environment. The following highlights our performance for fiscal year 2016:

Revenue $1.81 billion 7% increase over 2015	Gross Margin 54.9% Improvement of nearly one percentage point compared to 2015	Operating Profit $388 Million 22% increase over 2015

Operating Margin 22% Improvement of three percentage points over 2015	GAAP Diluted Earnings per Share $4.73 Increase of 37% compared to 2015	Net Debt(1) Approximately 2x times trailing-four quarters EBITDA

Return on Total Capital(2) 16.3% Increase of three percentage points compared to 2015	Free Cash Flow(3) $272 million 100% of net income	Share Repurchases – One Year $32 million Purchased 446,639 of our outstanding shares

Share Repurchases – Five Years

16%

Percentage of outstanding shares purchased over the last five years at an average price of $67.19 per share; a discount of approximately 33% compared to the 2016 year-end closing price of $100.13 per share

	Dividend $56 Million Increase in quarterly dividend of 13%; 53rd consecutive year dividend has increased	Total Shareholder Return(4) 1 year: 41.9% 2 year: 12.5% 5 Year: 17.5% 10 Year: 16.5%

(1)	“Net Debt,” a non-GAAP measure, represents total debt disclosed on our consolidated balance sheet minus cash.

(2)	“Return on Total Capital,” a non-GAAP measure, is the sum of net income (loss) plus after-tax interest expense on debt as a percentage of the sum of average of quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods.

(3)	“Free cash flow,” a non-GAAP measure, is determined from our consolidated statement of cash flows and for 2016 represents $331.1 million of net cash provided by operating activities minus $60.9 million of additions to property, plant, and equipment plus $1.3 million of proceeds from the sale of property, plant, and equipment.

(4)	We define “Total Shareholder Return” as: (share price end of period – share price start of period + dividends paid) / share price start of period.

4 |	Nordson Corporation – 2017 Proxy Statement

COMPENSATION HIGHLIGHTS

The information below reflects highlights of our named executive officer compensation program for fiscal year 2016. The tables are not substitutes for, nor do they reflect, all of the information provided in the Summary Compensation Table presented later in this Proxy Statement. During our 2016 Annual Meeting, approximately 98.9% of shareholder votes cast were in favor of compensation paid to our named executive officers. We value this positive endorsement by our shareholders of our executive compensation policies.

Additional information about our compensation philosophy and program, including compensation awarded to each of our named executive officers, may be found in the” Compensation Discussion and Analysis” section of in this Proxy Statement.

Base Salary

Represents 27.2% – 33.8% of the total target direct compensation opportunity of our named executive officer compensation other than our CEO; 17% for our CEO.

Base salary increases for 2016 for the named

executive officers other than our CEO ranged from 3.48% to 10.14%; 3.03% for our CEO.

Annual Cash Incentive Award Target bonus opportunity range for our named executive officers other than our CEO: 55% – 70% of base salary. Target bonus opportunity for CEO: 100% of base salary.

Long-term Compensation

Performance Share Incentive Award

•  At target, represents approximately 40% of the long-term compensation opportunity.

Other Equity Awards

•  Stock Options represent approximately 40% of the long-term compensation opportunity.

•  Restricted Shares represent approximately 20% of the long-term compensation opportunity.

CEO Compensation – 2016 Opportunity and Earned/Realized

Pay Component	2016 Compensation Opportunity	2016 Compensation Realized
Base Salary	$850,000	$850,000
Annual Cash Incentive Award	$850,000 (@target)	$1,380,400
Long-Term Compensation ➢ FY2014-2016 Performance Share Incentive Award	Target # of shares: 14,600 Grant date fair value @target: $1,011,050	# of shares earned: 23,491 Award settlement date value: $2,664,349
➢ Other FY 2016 Equity Awards	Stock Options: 72,800 shares $1,416,040 grant date fair value Restricted Shares: 9,200 shares $652,372 grant date fair value	Stock Options: 0 options exercised in FY 2016 Value Realized: $0 Restricted Shares: # of shares vested: 7,601 Value Realized: $548,628

Nordson Corporation – 2017 Proxy Statement	| 5

GOVERNANCE HIGHLIGHTS

The following summarizes the structure of our Board of Directors and key elements of our corporate governance framework:

Director Independence Eight of nine directors are independent Audit, Compensation, and Governance & Nominating Committees composed of independent directors	Tenure of Independent Directors 4 years: George and Jaehnert 6 years: Banks and Richey 7 years: Carson 8 years: Merriman 15 years: Keithley and Puma Average tenure: 8 years	Average Age of Independent Directors Age: 59.6 years

Meeting of Independent Directors Executive sessions of independent directors are conducted during each Board meeting	Board Meeting Attendance Each of our directors met the 75% attendance benchmark for board and committee meeting attendance	Board Leadership and Structure Classified with three classes of directors Independent Chairman – Joseph P. Keithley

Voting Standard for Election of Directors Plurality voting

Share Ownership Guidelines

Share ownership guidelines for directors and executive officers:

•   Directors – 5x cash retainer

•   CEO – 5x base salary

•   CFO – 3x base salary

•   Other executive officers – 2x base salary

Board Self-Assessments Board, Committee and Peer self-assessments on a regular basis

Chief Executive Officer Performance Annual review by independent directors	Hedging/Pledging Transactions Strict policy of no pledging or hedging of company shares	Clawback Policy Robust policy

Advisory Vote on Named Executive Officer Compensation Annual Vote	Shareholder Rights Plan (“Poison Pill”) No shareholder rights plan in place

Oversight of Risk

The Board as a whole exercises its

oversight responsibilities with

respect to material risks

The Board has delegated

responsibility for the oversight of

specific risks to Board committees

6 |	Nordson Corporation – 2017 Proxy Statement

DIRECTORS SERVING ON BOARDS OF OTHER PUBLIC COMPANIES

Board service by members of our Board of Directors is within the limits set by our Governance Guidelines:

“It is the Company’s policy that a Director who is not an executive officer of a public company may serve as a director on up to five other boards of public companies. For Directors who are also serving as an executive officer of a public company, the maximum number of public company boards on which the Director may serve is two in addition to serving as a director on the board of his or her company.”

Lee C. Banks	Parker-Hannifin Corporation (NYSE: PH)
Arthur L. George, Jr.	Axcelis Technologies, Inc. (NASDAQ GS: ACLS)
Michael F. Hilton (CEO)	Ryder System, Inc. (NYSE: R) Lincoln Electric Holdings, Inc. (NASDAQ: LECO)
Frank M. Jaehnert	Briggs & Stratton Corporation (NYSE: BGG) Itron, Inc. (NASDAQ: ITRI)
Joseph P. Keithley (Chairman)	Axcelis Technologies, Inc. (NASDAQ GS: ACLS) Materion Corporation (NYSE: MTRN)
Michael J. Merriman, Jr.	Invacare Corporation (NYSE: IVC) OMNOVA Solutions Inc. (NYSE: OMN) Regis Corporation (NYSE: RGS)
Mary G. Puma	Axcelis Technologies, Inc. (NASDAQ GS: ACLS)
Victor L. Richey, Jr.	ESCO Technologies Inc. (NYSE: ESE)

Nordson Corporation – 2017 Proxy Statement	| 7

NORDSON CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 28, 2017

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Nordson Corporation for use at the 2017 Annual Meeting. The Annual Meeting will be held at the law offices of BakerHostetler, 2000 Key Tower, 127 Public Square, Cleveland, Ohio 44114 at 8:00 a.m., Eastern Standard Time, on Tuesday, February 28, 2017 for the following purposes:

1.	To elect as directors three nominees, named in this Proxy Statement and recommended by the Board, to serve until the 2020 Annual Meeting and until their successors shall have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2017;

3.	To approve, on an advisory basis, compensation of our named executive officers;

4.	To recommend, on an advisory basis, the frequency for holding the advisory vote on the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy/voting instruction card were first mailed to shareholders on or about January 27, 2017. Our 2016 Annual Report to Shareholders is enclosed with this Proxy Statement.

This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Nordson” or the “Company” refers to Nordson Corporation.

8 |	Nordson Corporation – 2017 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS WHOSE TERMS EXPIRE IN 2020

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting. The Governance and Nominating Committee has recommended, and the Board has approved, the persons named as nominees for terms expiring in 2020 and, unless otherwise marked, a proxy will be voted for such nominees. Nominees Joseph P. Keithley, Michael J. Merriman, Jr., and Mary G. Puma currently serve as directors. All nominees have agreed to stand for election for a three-year term.

In considering each director nominee and the composition of the Board as a whole, the Governance and Nominating Committee considers a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, which the Governance and Nominating Committee believes enables a director nominee to make significant contributions to the Board, Nordson and our shareholders.

The current-serving directors, including the nominees, collectively have a mix of various skills and qualifications, some of which are listed in the table below. These collective attributes enable the Board to provide insightful leadership as it strives to advance our strategies and deliver returns to shareholders.

Global Business Experience Experience working outside the United States and/or with global enterprises to help oversee the management of our global operations.	Mergers & Acquisitions Experience Experience working on M&A transactions, which provides insight into developing and implementing strategies for growing our businesses.

Financial Experience Experience with finance, accounting and/or financial reporting to help drive our operating and financial performance.	Public Company CEO Experience Experience as a public company CEO to help us drive business strategy, growth and performance, and create shareholder value.

Public Company Board Experience

Experience working with publicly-traded companies and corporate governance issues to help us oversee an ever-changing mix of strategic, operational and compliance-related matters.

Capital Allocation Experience Experience with capital allocation decision-making to help us allocate capital efficiently.

Strategy Development Experience with the development and oversight of long-term planning	Manufacturing Experience Experience with manufacturing operations to help us drive operating performance.

See director biographies beginning on page 11 for further detail.

Nordson Corporation – 2017 Proxy Statement	| 9

Since 2009, Nordson has experienced a significant “refresh” of its independent directors, with four independent directors having six years or less of service with Nordson:

The average tenure of our independent directors is 8 years and the average age of our independent directors is 59.6 years. 25% of our independent directors represent gender and racial diversity.

We believe that the tenure spectrum of our directors provides an effective mix of deep knowledge and new perspectives. We are strongly opposed to a one-size-fits-all model of corporate governance and believe that each board should consider its own circumstances and that a reasonable approach is likely to ensure an appropriate balance between long-tenured and more recently added board members. Our Governance Guidelines provide that a director is expected to retire at the conclusion of the Board meeting immediately prior to a director’s 72nd birthday. We do not, however, have a policy limiting the tenure of a director. In our view, the best method to ensure healthy board evolution is through rigorous and thoughtful consideration of the nomination of current directors prior to each election based on a variety of factors, including director performance, skills and expertise, the Company’s needs, and board diversity, as well as length of board service, both on a board average and stand-alone basis.

With respect to Mr. Keithley and Ms. Puma, we see a strategic advantage in their senior-in-service status. Not only do they bring experience, deep institutional knowledge, and historical context to the vitality and growth of Nordson, they serve as seasoned advisors to Mr. Hilton, who has been Nordson’s Chief Executive Officer for seven years.

It is intended that proxies that are submitted but do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the nominees named below. At this time, the Board knows of no reason why any nominee might not be a candidate at the 2017 Annual Meeting. However, in the event any one or more of such nominees becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder.

The name and age (as of February 28, 2017) of each of the three nominees for election as directors for terms expiring in 2020, as well as present directors whose terms will continue after the Annual Meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other relevant information.

10 |	Nordson Corporation – 2017 Proxy Statement

Nominees for Terms Expiring in 2020

JOSEPH P. KEITHLEY	Age: 68	Director Since 2001

Business Experience.    Mr. Keithley has served as chairman of the board of Nordson Corporation since February 2010. He served as chairman of the board of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries, from 1991, as well as a member of its board of directors from 1986 until December 2010 when Keithley Instruments was purchased by Danaher Corporation. He also served as Keithley Instruments’ chief executive officer from November 1993 to December 2010 and as president from May 1994 to December 2010.

Other Directorships in Previous 5 Years.    Mr. Keithley previously served as chairman of the board of Keithley Instruments. He is a director of Materion Corporation (NYSE: MTRN), an integrated producer of high performance engineered materials used in a variety of electrical, electronic, thermal and structural applications, and Axcelis Technologies, Inc. (NASDAQ GS: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.

Key Attributes, Experiences and Skills.    Mr. Keithley brings extensive, broad-based international business and executive management and leadership experience from his leadership roles at Keithley Instruments to his role as chairman of our board of directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor and electronics industries garnered while leading Keithley Instruments. Mr. Keithley also has extensive public company board and governance experience.

MICHAEL J. MERRIMAN, JR.	Age: 60	Director Since 2008

Business Experience.    Mr. Merriman has been an operating advisor of Resilience Capital Partners LLC since June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround opportunities. Mr. Merriman is also a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as president and chief executive officer of Lamson & Sessions Co.(formerly, NYSE: LMS), a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes, from November 2006 to November 2007. Mr. Merriman served as senior vice president and chief financial officer of American Greetings Corporation (formerly, NYSE: AM), a designer, manufacturer and seller of greeting cards and other social expression products, from September 2005 until November 2006.

Other Directorships in Previous 5 Years.    Mr. Merriman is a director of Invacare Corporation (NYSE: IVC), a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles; Regis Corporation (NYSE: RGS), a company that owns, franchises and operates beauty salons, hair restoration centers and cosmetology education; and OMNOVA Solutions Inc. (NYSE: OMN), a technology-based company and an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Mr. Merriman was a director of American Greetings from 2006 through August 2013 when American Greetings became a private company. Mr. Merriman also served as a director from 2004 until its sale in April 2011 for RC2 Corporation (formerly, NASDAQ: RCRC), a manufacturer of pre-school toys and infant products.

Nordson Corporation – 2017 Proxy Statement	| 11

Key Attributes, Experiences and Skills.    Mr. Merriman’s prior experience as a public company chief executive officer and chief financial officer and his current service on the boards of directors of three publicly traded companies, as well as his experience at Resilience Capital Partners LLC, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, product development expertise, and investor relations. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable expertise and qualifies him as a “financial expert” on the Audit Committee, as described under the “Audit Committee” caption in the Corporate Governance section of this Proxy Statement.

MARY G. PUMA	Age: 58	Director Since 2001

Business Experience.    Ms. Puma is president and chief executive officer of Axcelis Technologies, Inc. (NASDAQ GS: ACLS). Axcelis is a provider of equipment and service solutions for the semiconductor manufacturing industry. Ms. Puma has served as chief executive officer since January 2002.

Other Directorships in Previous 5 Years.    Ms. Puma serves as a director of Axcelis Technologies. From May 2005 to May 2016, Ms. Puma was chairman of the board of Axcelis.

Key Attributes, Experiences and Skills.    Ms. Puma contributes extensive executive management experience in an international, technology-driven business and possesses a thorough knowledge of corporate governance and strategy development. Ms. Puma brings valuable experience in compensation and talent management planning matters to our Compensation Committee.

Present Directors with Terms Expiring in 2018

ARTHUR L. GEORGE, JR.	Age: 55	Director Since 2012

Business Experience.    Mr. George served as senior vice president and manager, Analog Engineering Operations of Texas Instruments Incorporated (NASDAQ GS: TXN) from 2011 until his retirement in March 2014. Texas Instruments is one of the world’s largest semiconductor companies and a highly innovative, high performing global leader in analog, embedded processing and wireless technologies. Mr. George was senior vice president and worldwide general manager, High Performance Analog of Texas Instruments from 2006 to 2011.

Other Directorships in Previous 5 Years.    Mr. George serves as director of Axcelis Technologies, Inc. (NASDAQ GS: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.

Key Attributes, Experiences and Skills.    Mr. George brings to the Board significant executive and general management experience as well as extensive operational and new product development experiences in high technology markets. Mr. George’s experience with high performance analog products used in a wide range of industrial products gives him insight on a diverse set of industries and affords the Board a unique perspective in identifying strategic and tactical risks attendant to the semiconductor electronics market.

MICHAEL F. HILTON	Age: 62	Director Since 2010

Business Experience.    Mr. Hilton became Nordson’s President and Chief Executive Officer effective January 16, 2010. Prior to his joining Nordson, Mr. Hilton was senior vice president and general manager for Air Products and Chemicals, Inc. (NYSE: APD) from 2007 until 2010, with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. Air Products and Chemicals serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services.

12 |	Nordson Corporation – 2017 Proxy Statement

Other Directorships in Previous 5 Years.    Mr. Hilton serves as a director of Ryder System, Inc. (NYSE: R), a FORTUNE® 500 provider of leading-edge transportation, logistics, and supply chain management solutions. He also serves as a director of Lincoln Electric Holdings, Inc. (NASDAQ: LECO). Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market.

Key Attributes, Experiences and Skills.    Mr. Hilton is the only member of Nordson’s management serving on the Nordson Board. With over 30 years of global manufacturing industry experience, Mr. Hilton brings to the Board an intimate understanding of management leadership, strategy development, and day-to-day operations of a multi-national company, including product line management, new product technology and talent development, manufacturing, distribution and other sales channels, business processes, international operations, and global markets.

FRANK M. JAEHNERT	Age: 59	Director Since 2012

Business Experience.    Mr. Jaehnert served as chief executive officer and president of Brady Corporation (NYSE: BRC) from April 1, 2003 through October 7, 2013. Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s core capabilities in manufacturing, channel management, printing systems, precision engineering and materials expertise make it a leading supplier to customers in general manufacturing, maintenance and safety, process industries, construction, electrical, telecommunications, electronics, laboratory/healthcare, airline/transportation, brand protection, education, governmental, public utility, and a variety of other industries.

Other Directorships in Previous 5 Years.    Mr. Jaehnert serves as a director of Briggs & Stratton Corporation (NYSE: BGG), a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories. He also serves as a director of Itron, Inc. (NASDAQ: ITRI), a world-leading technology and services company dedicated to the resourceful use of energy and water and providing comprehensive solutions that measure, manage, and analyze energy and water. Mr. Jaehnert served as a director of Brady Corporation from April 1, 2003 through October 7, 2013.

Key Attributes, Experiences and Skills.    Mr. Jaehnert has been the chief executive officer and president of a global manufacturing business. He also served as chief financial officer of that business. His prior work experience includes various financial positions in Germany and the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial, and consumer products. Mr. Jaehnert received the equivalent of a master of business administration degree from the University of Stuttgart, Germany, and has been designated as a “financial expert” on the Audit Committee, as described under the “Audit Committee” caption in the Corporate Governance section of this Proxy Statement. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the Company’s strategy and the activities of the Audit Committee.

Present Directors with Terms Expiring in 2019

LEE C. BANKS	Age: 53	Director Since 2010

Business Experience.    Mr. Banks has been president and chief operating officer of Parker-Hannifin Corporation since February 2015. Parker-Hannifin Corporation (NYSE: PH) is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial, and aerospace markets. Mr. Banks served as executive vice president and operating officer of Parker-Hannifin from 2008 to 2016 and senior vice president and operating officer of Parker-Hannifin from 2006 to 2008.

Nordson Corporation – 2017 Proxy Statement	| 13

Other Directorships in Previous 5 Years.    Mr. Banks is a director of Parker-Hannifin.

Key Attributes, Experiences and Skills.    As a senior executive and director of a multi-national corporation, Mr. Banks provides the Board with significant executive general management and operational experiences and a unique perspective in identifying governance, strategic, and tactical risks attendant to a multi-national sales, distribution, manufacturing, and operational footprint.

RANDOLPH W. CARSON	Age: 65	Director Since 2009

Business Experience.    From 2000 to February 2009, Mr. Carson served as chief executive officer of Eaton Corporation’s (NYSE: ETN) Electrical Group. Eaton is a global diversified industrial manufacturer and technology leader in electrical components and systems for power quality, distribution, and control. Mr. Carson retired from Eaton in May 2009 following ten years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International.

Other Directorships in Previous 5 Years.    Mr. Carson served as a director of Fairchild Semiconductor International, Inc. (NASDAQ: FCS), a leading global manufacturer of semiconductor devices, until September 16, 2016 when ON Semiconductor Corporation’s (NASDAQ: ON) acquisition of Fairchild closed. Mr. Carson is also a director of Southwire Company, the leading North American supplier of wire and cable products. Mr. Carson served as chairman of the board of GrafTech International, Ltd. (formerly, NYSE: GTI), a global manufacturer of carbon and graphite products, prior to GrafTech becoming an indirect wholly-owned affiliate of Brookfield Asset Management Inc. (NYSE:BAM) (TSX: BAM.A) (Euronext: BAMA). Brookfield is a global alternative asset manager with over $200 billion in assets under management.

Key Attributes, Experiences and Skills.    Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique insight to our Board with respect to meeting marketplace challenges, implementing Lean and other productivity initiatives, integrating business units, and anticipating and planning for commercial risk and uncertainties. Together with his experience, strategic vision, and understanding of financial accounting and financial matters, our Board believes Mr. Carson is well qualified to serve as a member of our Board. Mr. Carson’s public company board experience contributes to his familiarity with current issues and his ability to identify and address matters that come before the Governance & Nominating and Audit Committees on which he serves.

VICTOR L. RICHEY, JR.	Age: 59	Director Since 2010

Business Experience.    Mr. Richey has been chairman of the board, president, and chief executive officer of ESCO Technologies, Inc. (NYSE: ESE) since 2003. ESCO Technologies manufactures highly-engineered filtration and fluid control products for the aviation, space, and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software, and services for the benefit of the electric utility industry and industrial power users; and produces custom thermoformed packaging, pulp based packaging, and specialty products for medical and commercial markets.

Other Directorships in Previous 5 Years.    Mr. Richey is chairman of the board of ESCO Technologies.

Key Attributes, Experiences and Skills.    The Board believes Mr. Richey provides a breadth of skills critical to the Board’s ability to discharge its oversight responsibility. Mr. Richey has extensive experience as chairman, president, and chief executive officer of a diversified global producer and marketer of technology, and he has significant executive management and board experience at public and private companies within some of our end markets, including the semiconductor industry.

No shareholder or group that beneficially owns 1% or more of our outstanding common shares has recommended a candidate for election as a director at the 2017 Annual Meeting.

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Cumulative Voting

Voting for directors will be cumulative if any shareholder provides notice in writing to the President, a Vice President or the Secretary of Nordson of a desire to have cumulative voting. The notice must be received at least 48 hours before the time set for the Annual Meeting, and an announcement of the notice must be made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that the shareholder is voting. Shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy/voting instruction card.

To date, we have not received a notice from any shareholder of his, her or its intention to request cumulative voting.

Required Vote

The election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected, regardless of whether any nominee received a majority of the votes. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achieving a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achieving a plurality, but will be counted for quorum purposes.

RECOMMENDATION REGARDING PROPOSAL 1:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ALL NOMINEES AS DIRECTORS.

PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR ALL NOMINEES UNLESS

SHAREHOLDERS SPECIFY A CONTRARY VOTE.

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CORPORATE GOVERNANCE

Corporate Governance Documents

The following corporate governance documents are available at: www.nordson.com/en/our-company/corporate-governance.

• Governance Guidelines	• Related Persons Transaction Policy
• Committee Charters	• Share Ownership Guidelines
• Director Recruitment and Performance Guidelines	• Code of Ethics and Business Conduct

The Governance Guidelines contain general principles regarding the functions of Nordson’s Board of Directors (the “Board”) and Board committees. The Annual Report to Shareholders, which includes the 2016 Annual Report and this Proxy Statement are available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations. Upon request, copies of the Annual Report to Shareholders will be mailed to you (at no charge) by contacting Nordson Corporation, Attn: Corporate Communications, 28601 Clemens Road, Westlake, Ohio 44145. The information in, or that can be accessed through, our internet site is not part of this Proxy Statement, and all references herein to our internet site are for reference purposes only.

Director Independence

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and our Governance Guidelines, the Board must consist of a majority of independent directors. The Board has determined that Ms. Puma and Messrs. Banks, Carson, George, Jaehnert, Keithley, Merriman, and Richey each satisfy the definition of “independent director” under these listing standards. Mr. Hilton is not an independent director as he serves as our President and Chief Executive Officer.

In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Nordson. When assessing the “materiality” of a director’s relationship with Nordson, the Board considers all relevant facts and circumstances, including a consideration of the persons or organizations with which the director has an affiliation. Where an affiliation is present, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Nordson as those prevailing at the time from unrelated parties for comparable transactions. With respect to Audit Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Nordson.

As part of our commitment to ensuring director independence, we have a monitoring and reporting program with respect to purchases of products supplied by, or to, a company which may employ a director to ensure the avoidance of any conflicts of interest resulting from our relationship. Mr. Banks, a director, serves as president and chief operating officer of Parker-Hannifin Corporation. Mr. Jaehnert, a director, serves as a director of Briggs & Stratton Corporation. These two companies purchase components manufactured by a number of our business units in volumes that are insignificant when compared to the respective companies’ and Nordson’s annual revenue for fiscal year 2016. The Board does not believe that these relationships impair the independence of Messrs. Banks or Jaehnert or that they have any material interest in any transaction between Nordson and Parker-Hannifin and Briggs & Stratton Corporation, respectively.

Director Qualifications

Through its selection and vetting process, the Governance and Nominating Committee seeks not only to identify directors that meet basic criteria, but also to enhance the diversity of the Board in such areas

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as professional experience, race, gender, ethnicity and age and to obtain a variety of occupational, educational, and personal backgrounds on the Board in order to provide a range of viewpoints and perspectives. As a whole, we believe that the Board should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. Diversity of background includes racial and gender diversity. Twenty-five percent of our independent directors are women or racially diverse individuals.

The Governance and Nominating Committee also periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. We believe that this focus on finding qualified directors from diverse backgrounds has allowed the Company to assemble a Board comprised of directors of the highest caliber with a wide range of viewpoints.

Consideration of Director Candidates Recommended by Shareholders

Under its charter, the Governance and Nominating Committee is responsible for vetting shareholder nominations for directors. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by shareholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct (the “Code”) that applies to all Nordson directors, officers and employees and its subsidiaries wherever located. Our Code contains the general guidelines and principles for conducting Nordson’s business consistent with the highest standards of business ethics. Our Code embodies our five guiding values, which form the foundation of our Company: Integrity, Excellence, Passion for Our Customers, Energy, and Respect for People. Our employees are expected to report all suspected violations of Company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Board Leadership Structure

Our Governance Guidelines require us to have either an independent Chairman of the Board or a presiding independent director if the Chairman is not an independent director. The Governance Guidelines set forth the responsibilities of the Chairman of the Board and the Presiding Director when the Chairman of the Board is not an independent director. At present, the Chairman of the Board position is separate from the Chief Executive Officer position.

This structure provides independent oversight of management while permitting our Chief Executive Officer, Michael Hilton, to focus his time and energy on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing and mentoring our future leaders, and promoting employee engagement at all levels of the organization. Our independent Chairman of the Board of Directors, Joseph Keithley, leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content (in collaboration with Mr. Hilton), presiding during regularly held executive sessions with our independent directors, actively engaging with all independent directors and Mr. Hilton between Board meetings and providing overall guidance to Mr. Hilton as to the Board’s views and perspectives, particularly on the strategic direction of the Company.

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Meetings of the Board of Directors

The Board held six meetings during fiscal year 2016. In addition, there were a total of 17 meetings of our committees. Nordson’s policy is to require attendance and active participation by directors at Board and committee meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2016. Directors are encouraged to attend the Annual Meeting. All of Nordson’s directors attended the 2016 Annual Meeting of Shareholders held on March 1, 2016.

Executive Sessions of Independent Directors

Pursuant to our Governance Guidelines, independent directors meet in regularly scheduled executive sessions without management. The Chairman of the Board of Directors (or, when our Chairman is not an independent director, the Presiding Director) chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the independent directors at any time with appropriate notice.

Oversight of Risk

The Board plays an active role, both as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company has established an enterprise risk framework for identifying, aggregating, and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping, and control evaluation management by its internal auditor.

The involvement of the Board in assessing our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for Nordson. The Board regularly receives updates from management and outside advisors regarding this oversight responsibility.

In addition, our Board committees each oversee certain aspects of risk management as presented below:

Audit Committee	Compensation Committee	Governance & Nominating Committee

Risks associated with financial matters, particularly financial reporting, accounting, disclosure and internal controls.	Risks associated with the establishment and administration of executive compensation and equity-based compensation programs and performance management of officers.	Risks associated with Board independence, effectiveness and organization, corporate governance matters, and director succession planning.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management and any other matters.

The Audit Committee and Compensation Committees rely also on the advice and counsel of our independent auditors and independent compensation consultant, respectively, to raise awareness of any risk issues that may arise during their regular reviews of our financial statements, audit work and executive compensation policies and practices. The Board is kept abreast of its Committees’ risk oversight and other activities via meeting reports of the Committee Chairpersons to the full Board.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons that are required to be disclosed in proxy statements, which are commonly referred to

18 |	Nordson Corporation – 2017 Proxy Statement

as “related persons transactions.” Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals. Under the written policy, Nordson’s Audit Committee is responsible for reviewing any related persons transactions and will consider factors it deems appropriate. To the extent any member of the Audit Committee is involved in any transaction under review, such member recuses themselves.

We have a monitoring and reporting program with respect to transactions with products supplied by, or to, a company which may employ a director, to ensure the avoidance of any conflicts of interest resulting from our relationship. This program includes all such transactions collectively over $120,000 in one annual period. Under the program, we reviewed transactions with all companies which employ a director or have one of our directors serving as a member of its board. The review determined that any related persons transactions were neither material nor significant to either Nordson or the respective director’s company. All such transactions were conducted at arms-length. Information on the related persons transaction review is set forth under the caption “Director Independence” above.

The Board’s Role in Talent Development

A primary Board responsibility is to ensure that we have the appropriate management talent to successfully execute our strategies. Our Board believes that effective talent development is critical to Nordson’s continued success. Our Board’s involvement in leadership development and succession planning is systematic and ongoing. The Board plans for CEO succession and oversees management’s planning for succession of other key executive positions. Our Board calendar includes at least one meeting each year during which the Board conducts a detailed review of the Company’s talent strategies, leadership pipeline, and succession plans for key executive positions. The Compensation Committee oversees the process of succession planning and implements programs to retain and motivate key talent. To assist the Board, the CEO annually provides the Board with an in-depth assessment of senior managers and their potential to succeed to the position of CEO or other key executive positions.

Self-Assessments

On a regular basis, the Board conducts a self-assessment of the Board as a whole to determine, among other matters, whether the Board is functioning effectively. The independent directors also undertake a peer assessment of other independent directors as part of this self-assessment process. Each committee of the Board also conducts a self-assessment of the committee’s effectiveness. The Board considers this process to be the primary means of determining whether incumbent directors continue to demonstrate the attributes that should be reflected on the Board, or whether changes to membership are appropriate.

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COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees – Audit Committee, Compensation Committee, and Governance and Nominating Committee – and an Executive Committee. Respective committee functions, memberships and number of meetings are listed below. All members of the Audit Committee, Compensation Committee and Governance and Nominating Committee are independent under the independence standards of NASADQ and our Governance Guidelines. A more detailed discussion of the purposes, duties, and responsibilities of the committees is found in the respective committee charters which are available at: www.nordson.com/en/our-company/corporate-governance.

Committee	Function	Members for 2016	Meetings in 2016

Audit

•   Reviewing the proposed audits (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting control;

•   Appointing, compensating and overseeing the independent auditors for each fiscal year;

•   Approving all permissible audit and non-audit services to be performed by the independent registered public accounting firm;

•   Establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•   Reviewing and approving all related-persons transactions; and

•   Overseeing the adequacy of financial statements pertaining to our benefit plans, including reserves, statement of funding obligations, and underlying economic assumptions.

		Merriman* Carson George Jaehnert	9

Compensation	• Setting and approving compensation for our executive officers; • Administering the incentive and equity participation plans under which we compensate our executive officers; and • Providing oversight to executive talent and management succession planning, other than chief executive officer succession, which is a responsibility of the entire Board.	Puma* Banks Keithley Richey	5

The Compensation Committee takes significant steps to ensure that we maintain strong links between executive compensation and performance of our business. Examples of these steps are:

•   Holding executive sessions (without management present) at every regularly scheduled committee meeting;

•   Engaging an independent compensation consultant to advise on executive compensation issues, including peer benchmarking data;

•   Aligning compensation structures based on examination of peer group compensation structures, goals and financial performance; and

•   Strengthening the link between executive officer compensation and shareholder value by basing incentive/variable pay on the achievement of financial and operating performance goals to foster alignment with shareholder interests.

Governance & Nominating

•   Assisting the Board by identifying individuals qualified to serve as directors, and to recommend to the Board the director nominees for each annual meeting of shareholders;

•   Reviewing and recommending to the Board qualifications for committee membership and committee structure and operations;

•   Recommending to the Board directors to serve on each committee and a chairperson for such committee;

•   Developing and recommending to the Board a set of corporate governance policies and procedures; and

•   Developing, administering, and overseeing the self-assessment process for the Board and its committees.

		Richey* Carson Keithley Puma	3

*	Committee chairperson

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The Board has designated Messrs. Jaehnert and Merriman, who are each independent directors under the NASDAQ listing standings and the SEC’s audit committee requirements, as “audit committee financial experts” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. Shareholders should understand that the designation of Messrs. Jaehnert and Merriman each as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations, or liabilities that are greater than those imposed on them as members of the Audit Committee and the Board in the absence of such designation.

The Audit Committee has confirmed Ernst & Young LLP’s independence from management and the Company, including compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board is at Appendix A to this Proxy Statement.

Director Compensation

Objectives of Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity, and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in the form and timing of payments.

Elements of Director Compensation

We believe that the following components of our director compensation program support the objectives above:

•

We provide cash compensation through retainers for board and committee service, as well as additional cash retainers to the Chairman of the Board and chairpersons of our standing Board committees. We do not provide board and committee meeting fees. Compensating our directors in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the Board. The additional retainers compensate directors for the additional responsibilities and time commitments involved with chairperson responsibilities.

•	All of the non-employee directors receive annual awards of restricted share units which vest 100% on the last day of the fiscal year.

•	We pay for, provide, or reimburse directors for expenses incurred to attend Board and committee meetings and director education programs.

•	Directors do not have a retirement plan but are afforded business travel and accident insurance coverage.

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Determining Director Compensation.    The Governance and Nominating Committee of the Board of Directors provides oversight on director compensation. The Committee oversees, reviews, and reports to the Board on director compensation. The Committee annually reviews competitive market data for non-employee director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by Exequity, Inc., the Compensation Committee’s independent compensation consultant.

Exequity’s review for 2016 consisted of an analysis of competitive market data from a selected peer group of companies. The peer group is consistent with the peer group Exequity used for the executive compensation review conducted during fiscal 2016.

The components and respective amounts of compensation for fiscal year 2016 were:

Type	Annual Amount ($)
• Annual Cash Retainer	65,000
• Annual Chair Cash Retainer:
¡ Chairman of the Board	50,000
¡ Audit Committee Chair	12,000
¡ Compensation Committee Chair	10,000
¡ Governance & Nominating Committee Chair	5,000
• Annual Equity Award (Restricted Share Units) (1)	120,000

(1)	The number of restricted share units granted is determined by the closing share price on the date of grant.

In August 2016, the Governance and Nominating Committee conducted its annual review of independent director compensation. Based on benchmarking data and the analysis provided by Exequity, the components and respective amounts of compensation for fiscal year 2017 are:

Type	Annual Amount ($)
• Annual Cash Retainer	75,000
• Annual Chair Cash Retainer:
¡ Chairman of the Board	60,000
¡ Audit Committee Chair	15,000
¡ Compensation Committee Chair	10,000
¡ Governance & Nominating Committee Chair	8,000
• Annual Equity Award (Restricted Share Units) (1)	125,000

(1)	The number of restricted share units granted is determined by the closing share price on the date of grant.

Annual Cash Retainer.    The cash retainers are paid in equal quarterly installments. For directors who join the Board after the commencement of a fiscal year, the annual retainer is prorated based on the number of months remaining in the fiscal year.

Annual Equity Award.    Restricted share unit awards are granted annually and effective the first business day of the fiscal year. If a director retires from the Board prior to the vesting date, restricted share units are forfeited on a pro-rata basis, based on the number of months served prior to retirement. If a director is elected by the Board or shareholders after the commencement of a fiscal year, the restricted share unit award is prorated based on the number of months remaining in the fiscal year. If restricted share units are not deferred, then the units and accrued dividend equivalents convert to Nordson common shares on a one-for-one basis on the vesting date.

Deferred Compensation Program.    Under the directors deferred compensation plan, non-employee directors may defer all or a portion of their annual cash retainer into a non-qualified, unfunded deferred compensation account in the form of deferred cash or share equivalent units. Amounts deferred (i) as cash will earn a return equivalent to the return on an investment in an interest-bearing account, earning interest based on the 10-year Treasury bill constant maturity rate, or (ii) as share equivalent units will earn a return based on our common share price and accruing dividend equivalents. We do not pay above market or preferential interest rates under this deferred compensation plan.

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Directors may elect to defer the receipt of restricted share units prior to the grant date. If receipt is deferred, the restricted share units and accrued dividend equivalents will convert to share equivalent units on a one-for-one basis on the vesting date and are not subject to forfeiture.

After retirement from our Board, the share equivalent units and any cash retainers that were deferred as share equivalent units are paid out in our common shares in predetermined quarterly installments over a four year period. Any cash retainers that were deferred as cash, and accrued interest thereon, will be paid out in cash in predetermined quarterly installments over a four year period.

Share Ownership Guidelines.    The Board believes that our non-employee directors should have a meaningful ownership interest in the Company and has implemented share ownership guidelines for our non-employee directors. The ownership guidelines require non-employee directors to own a minimum of five times their annual cash retainer in common shares. Shares held in the form of share equivalent units or restricted share units qualify as shares owned under the guidelines. Newly elected directors have five years within which to achieve the share ownership requirement. All non-employee directors currently meet the guideline.

Charitable Gifts Matching Program.    Current and retired non-employee directors may participate in our employee matching gift program that is available to all current and retired employees. Directors Banks, George, Jaehnert, Keithley, Puma, and Richey Jr. participated in this program in fiscal year 2016. During fiscal year 2016, we made matching contributions totaling $39,750 for our directors who served in fiscal year 2016.

Indemnity Agreements.    We have indemnification agreements for directors in order to attract and retain highly qualified candidates to serve as our directors. The indemnification agreements are intended to secure the protection for our directors contemplated by our Regulations and to the full extent permitted by Ohio law.

Director Compensation Table for Fiscal Year 2016

The following table sets forth the total compensation of each non-employee director for services provided as a director for fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Lee C. Banks	65,000	120,000	11,711	196,711
Randolph W. Carson	65,000	120,000	11,545	196,545
Arthur L. George, Jr.	65,000	120,000	5,858	190,858
Frank M. Jaehnert	65,000	120,000	6,220	191,220
Joseph P. Keithley	115,000	120,000	54,144	289,144
Michael J. Merriman, Jr.	77,000	120,000	32,837	229,837
Mary G. Puma	75,000	120,000	10,344	205,344
Victor L. Richey, Jr.	70,000	120,000	20,353	210,353

(1)	This column represents the grant date fair value of the restricted share unit awards as calculated under FASB ASC Topic 718 and do not reflect whether the recipient has actually received a financial gain from these awards. The assumptions made in valuing share awards reported in this column for 2016 are discussed in Note 15, Stock-based Compensation to the consolidated financial statements included in our 2016 Annual Report.

(2)	This column includes the value of dividends on restricted shares, restricted share units, and share equivalent units, premiums for business travel accident insurance, and matching gifts made during fiscal year 2016.

(3)	Mr. Merriman participates in our company-sponsored health care plan under a legacy program which affords health care coverage to a non-employee director on the same terms as our employees. We imputed $15,856 in income to Mr. Merriman for insurance premiums for coverage based on the full COBRA premium value for 2016. No other non-employee directors participate in this legacy, and now discontinued, program.

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PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year Ending October 31, 2017

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2016. The Audit Committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending October 31, 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

As provided in the Audit Committee’s charter, the Audit Committee is responsible for directly appointing, retaining, terminating, and overseeing our independent registered public accounting firm. Our Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young LLP and its personnel and the cost and quality of its audit and audit-related services.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services and audit-related services, if any, together with specific details regarding such services anticipated being required for such fiscal year including, as available, estimated fees. The Audit Committee reviews the services provided to date and actual fees against the estimates and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal years 2015 and 2016 were approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chairperson of the Audit Committee to approve such engagement. Any such approval by the chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, approval of any engagement by the Audit Committee or the chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional approval is required before any fees can exceed approved fees for any such specifically-approved services.

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Fees Paid to Ernst & Young

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2016 and October 31, 2015:

Services	Fiscal Year 2016	Fiscal Year 2015
Audit Fees (1)	$1,762,731	$1,789,607
Audit-Related Fees (2)	$50,000	$135,000
Other Fees (3)	$—	$35,000

(1)	Audit services of Ernst & Young LLP consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations, and services related to SEC registration statements.

(3)	Related to conflict mineral reporting compliance.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” RATIFICATION OF THE

AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

OCTOBER 31, 2017.

Nordson Corporation – 2017 Proxy Statement	| 25

SECURITY OWNERSHIP OF NORDSON COMMON SHARES BY DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS, AND LARGE BENEFICIAL OWNERS

The following table sets forth the number and percentage of issued and outstanding Nordson common shares beneficially owned as of January 3, 2017 by directors, director nominees, each named executive officer, and all directors and executive officers as a group. There were 57,440,352 shares of common stock outstanding as of January 3, 2017. The business address for matters related to Nordson for each of our directors, director nominees, and executive officers is 28601 Clemens Road, Westlake, Ohio, 44145.

This beneficial ownership information is based on information furnished by the directors, director nominees, and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act for purposes of this Proxy Statement and is not necessarily to be construed as beneficial ownership for other purposes.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares	Direct Ownership (1)	Employee Plan (2)	Right to Acquire (3)	Restricted Share Units and Share Equivalent Units (4)
Lee C. Banks	12,442	*	12,442	—	—	—
Randolph W. Carson	24,251	*	12,093	—	—	12,158
Arthur L. George, Jr.	9,426	*	4,536	—	—	4,890
Frank M. Jaehnert	11,451	*	9,916	—	—	1,535
Joseph P. Keithley	46,379	*	1,518	—	—	44,861
Michael J. Merriman, Jr.	19,926	*	2,701	—	—	17,225
Mary G. Puma	20,573	*	18,149	—	—	2,424
Victor L. Richey, Jr.	10,989	*	—	—	—	10,989
Michael F. Hilton	453,157	*	19,801	—	291,993	141,363
Gregory A. Thaxton	123,761	*	10,757	8,493	75,975	28,536
John J. Keane	138,043	*	38,818	882	86,675	11,668
Gregory P. Merk	92,838	*	37,397	360	52,000	3,081
Robert E. Veillette	107,874	*	23,485	2,604	62,225	19,560
Directors, director nominees and executive officers as a Group (17 persons)	1,233,710	2.15%	249,560	17,004	653,793	313,353
*	Less than 1%

(1)	Except as otherwise stated, beneficial ownership of the shares held by each of the directors, director nominees, and executive officers consists of sole voting power and/or sole investment power, or of voting power and investment power that is shared with the spouse of the director, director nominee, or executive officer.

(2)	This column shows indirect shares held in our Employee Stock Ownership Plan and 401(k) Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by March 3, 2017.

(4)	This column shows the direct share unit ownership held by directors and director nominees, either as deferred or non-deferred, and executive officers under the deferred compensation plans described in this Proxy Statement.

26 |	Nordson Corporation – 2017 Proxy Statement

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our common shares as of January 3, 2017.

Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares
Jennifer A. Savage (1)	4,597,171	8.0%
Capital Research Global Investors (2)	4,155,500	7.2%
The Vanguard Group, Inc. (3)	4,004,157	7.0%
BlackRock, Inc. (4)	3,921,655	6.8%
Jane Nord (5)	3,072,876	5.3%

(1)	The information set forth is based solely on the filing on Schedule 13G/A filed January 8, 2016 with the SEC by Jennifer A. Savage, an individual, 1301 East 9th Street — Suite 3500, Cleveland, OH 44114-1821, wherein she reported beneficial ownership of 4,597,171 shares and stated that she has sole voting power and sole investment power over 3,097,148 of the reported shares. According to the Schedule 13G/A, the amount of shares beneficially owned by Ms. Savage includes (a) 1,151,178 shares owned by Nord Irrevocable Trusts held for the benefit of Nord family descendants, of which Jennifer A. Savage is the sole trustee, (b) 1,945,970 shares collectively owned by several GRATs, of which Jennifer A. Savage is the sole trustee, (c) 1,262,536 shares owned by Eric T. Nord Trusts, of which Jennifer A. Savage is a co-trustee, and (d) 237,487 shares owned by Nord Trusts held for the benefit of Nord family descendants, of which Jennifer A. Savage is a co-trustee. Ms. Savage has shared voting and investment power with respect to all shares held by trusts for which she serves as a co-trustee.

(2)	The information set forth is based solely on the filing on Schedule 13G filed February 16, 2016 with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), 333 South Hope Street, Los Angeles, CA 90071, wherein it reported beneficial ownership of 4,155,500 shares. In the Schedule 13G, Capital Research Global Investors reported that it is deemed to be the beneficial owner of the shares reported therein as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. According to the Schedule 13G, one or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.

(3)	The information set forth is based solely on the filing on Schedule 13G/A filed February 11, 2016 with the SEC by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, wherein it stated that it is a registered investment advisor, reported beneficial ownership of 4,004,157 shares, stated that it has sole voting power over 41,258 of the reported shares and sole investment power over 3,963,399 of the reported shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,758 of the reported shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,500 of the reported shares as a result of its serving as an investment manager of Australian investment offerings.

(4)	The information set forth is based solely on the filing on Schedule 13G/A filed January 27, 2016 with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, wherein it is stated that it is a parent holding company or control person, has beneficial ownership of 3,921,655 shares and has sole voting power over 3,709,208 of the reported shares and sole investment power over all of the reported shares.

(5)	The information set forth is based solely on the filing on Schedule 13G filed October 26, 2016 with the SEC by Jane B. Nord, an individual, P. O. Box 457, Oberlin, OH 44074, wherein Ms. Nord reported beneficial ownership of 3,072,876 shares, which includes (a) 1,810,340 shares held by Ms. Nord as trustee and sole beneficiary of the Jane B. Nord Trust, over which Ms. Nord has sole voting and sole investment power, and (b) 1,262,536 shares owned by Eric T. Nord Trusts, of which Ms. Nord is a co-trustee. Ms. Nord has shared voting and investment power with respect to all shares held by the trusts for which she serves as a co-trustee..

We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by certain members of the Nord family and The Nord Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the SEC. Copies of these reports must also be provided to us. Based on our review of these reports, we believe that, during the fiscal year ended October 31, 2016, all reports were filed on a timely basis by reporting persons.

Nordson Corporation – 2017 Proxy Statement	| 27

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

During our 2016 Annual Meeting, we asked our shareholders to approve the compensation of our named executive officers, commonly referred to as a “Say-on-Pay” vote. Approximately 98.9% of shareholder votes cast were in favor of our executive officer compensation program. We value this positive endorsement by our shareholders of our executive compensation policies and believe that the outcome signals our shareholders’ support of our executive compensation program. As a result, our Compensation Committee decided to retain our general approach to named executive officer compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they deliver value for our long-term shareholders.

Nordson’s consistent long-term shareholder value creation is attributed to a rigorously-applied management process implemented over the years by successive teams of talented and committed executives. Our executive compensation program underpins and reinforces this process and the performance it generates. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating value for our shareholders. In support of this belief, and reflective of the Compensation Committee’s diligent oversight of the executive compensation program, the Compensation Committee urges you to consider the following factors:

WHAT WE DO
☑	Pay-for-Performance. A significant portion of executive pay is not guaranteed, but rather tied to key financial and operating measures that are disclosed to our shareholders. For fiscal year 2016, an average of 77% of the total target direct compensation (base salary, annual cash incentive, and grant date value of long-term incentives) components for our named executive officers (83% for our CEO) was tied to incentive-based measures and performance.
☑	Committee Independence. Each member of the Compensation Committee meets the independence requirements under SEC rules and NASDAQ listing standards.
☑	Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, Exequity, Inc.
☑	Peer Group Benchmarking. We review annually our compensation peer group and make adjustments as needed.
☑	Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity compensation.
☑	Total Target Direct Compensation at the Median. We establish total target direct compensation for our named executive officers to approximate to the median total target direct compensation for executives in comparable positions at companies in our peer group. Actual financial and operating performance and share price performance drive amounts earned.
☑	Responsibly Administered Incentive Compensation Programs. We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance. Incentive award payouts generally have been structured and are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and to be deductible for tax purposes.
☑	Certify Performance. The Compensation Committee certifies performance based upon pre-established financial and operating measures before any incentive award payouts are made.
☑	Capped Award Payouts. Cash payments that can be earned under the Annual Cash Incentive Award, as well as shares under the longer-term Performance Share Incentive Award, are capped.
☑	Consistent Equity Award Policy. Equity awards are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Similarly, we do not time the release of material, non-public information based on equity award dates.

28 |	Nordson Corporation – 2017 Proxy Statement

WHAT WE DO
☑	Evaluate Share Utilization. We review ongoing awards, forfeitures, overhang levels (dilutive impact of equity compensation on our shareholders), and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
☑	Include Recoupment and Other Forfeiture Provisions in our Equity and Annual Cash Incentive Awards. Our Annual Cash Incentive Award and equity-based compensation awards are subject to recoupment and forfeiture (“clawbacks”) that allows the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the Annual Cash Incentive Award.
☑	Share Ownership Guidelines. There are restrictions on sales of vested awards until an executive officer has attained ownership of the Company’s stock as follows: CEO — five times base salary; CFO — three times base salary; and Corporate Vice Presidents — two times base salary.
☑	Double-Trigger for Change-in-Control Severance Payments. Severance payments for our executive officers require a “double-trigger” — a change-in-control and involuntary termination without cause within two years following a change-in-control.
☑	Talent Management. We engage in an ongoing, rigorous review of executive talent and succession plans for key operating and corporate roles.

WHAT WE DO NOT DO
☑	No Share Repricing. We prohibit repricing of underwater stock options and other awards without shareholder approval.
☑	No Significant Perquisites. The benefits our executive officers receive in the form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all of our employees. Our executive officers are reimbursed for airline club membership (up to two); financial, estate, and tax planning services (up to $5,000 a year); and executive physicals.
☑	No Above-Market or Preferential Earnings. We do not pay above-market or preferential earnings on non-qualified deferred compensation.
☑	No Hedging or Short Sales Transactions Permitted. We prohibit directors and executive officers from pledging Nordson common shares as collateral. Also prohibited is trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of any Nordson securities.
☑	No Dividends or Dividend Equivalents on Unearned Performance Shares. Performance share awards do not earn or pay dividends until the shares are earned.
☑	No Change-in-Control Severance Tax Gross-Ups. For executive officers elected after November 1, 2015, we have eliminated tax gross up on any severance benefits.

We urge you to read the “Compensation Discussion and Analysis” of the Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Also, we encourage you to review the Summary Compensation Table and related compensation tables and narrative of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

Nordson Corporation – 2017 Proxy Statement	| 29

We are asking our shareholders to indicate their support for compensation paid to our named executive officers as described in this Proxy Statement by voting “FOR” the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables, and related narrative.”

This advisory resolution, commonly referred to as a “Say-on-Pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

RECOMMENDATION REGARDING PROPOSAL 3:

THE BOARD OF DIRECTORS RECOMMENDS THAT, ON AN ADVISORY BASIS, YOU VOTE

“FOR” THE APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

30 |	Nordson Corporation – 2017 Proxy Statement

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY FOR HOLDING THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to requiring a periodic Say-on-Pay vote of shareholders, as set forth in Proposal 3 above, current SEC rules enable our shareholders to indicate how frequently we should seek a Say-on-Pay vote. By voting on this Proposal 4, shareholders may indicate whether they would prefer a Say-on-Pay advisory vote every year, every two years, or every three years.

At our 2011 annual meeting, a plurality of our shareholders voted for annual Say-on-Pay advisory votes on compensation paid to our named executive officers. We have conducted Say-on-Pay votes at every subsequent annual meeting. We are required to hold a Say-on-Frequency vote every six years.

After careful consideration, the Board has determined that continuing to hold an advisory vote on compensation paid to our named executive officers every year remains the most appropriate policy for us at this time, and recommends that shareholders vote for future advisory votes on compensation paid to our named executive officers to occur every year.

In formulating its recommendation, our Board considered the current policy of conducting an annual Say-on-Pay advisory vote, which has allowed our shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual Say-on-Pay advisory vote is consistent with our policy of regularly seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for Nordson, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency for a Say-on-Pay advisory vote by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below. Your vote is not considered a vote “FOR” or “AGAINST” the Board of Directors’ recommendation of an annual vote, but rather a vote for your preferred frequency.

“RESOLVED, that the option of one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of our named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The choice among the three options included in the resolution which receives the highest number of votes will be deemed the shareholders’ preferred frequency of the Say-on-Pay vote. While our Board of Directors strongly values the opinions of our shareholders, the votes cast on Proposal 4 are advisory in nature and not binding on the Company or the Board of Directors. The Board of Directors will carefully consider the results of the votes on this Proposal, but it may decide that it is in the best interests of our shareholders and the Company to hold a Say-on-Pay advisory vote more or less frequently than the option preferred by our shareholders.

RECOMMENDATION REGARDING PROPOSAL 4:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH

SHAREHOLDERS APPROVE, ON AN ADVISORY BASIS,

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Nordson Corporation – 2017 Proxy Statement	| 31

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

All references in this Compensation Discussion and Analysis section of the Proxy Statement to “year” or “years” are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, the compensation decisions made under this program and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our named executive officers for 2016, those being:

Name	Title
Michael F. Hilton	President and Chief Executive Officer
Gregory A. Thaxton	Senior Vice President, Chief Financial Officer
John J. Keane	Senior Vice President
Gregory P. Merk	Senior Vice President
Robert E. Veillette	Vice President, General Counsel & Secretary

This CD&A is presented in six parts:

Part I:    Executive Summary.    In this section we discuss: (a) highlights of our financial and operating performance that supported, in part, compensation awarded to our named executive officers for 2016; (b) our compensation objectives, including our pay-for-performance philosophy; (c) Mr. Hilton’s compensation for 2016; and (d) how compensation was tied to performance.

Part II:    Setting Executive Compensation.    In this section we explain our processes and procedures and the roles the Compensation Committee, management, and the independent advisor have in setting our executive compensation program.

Part III:    Key Components of Our Executive Compensation Program.    In this section we provide details of the key components of the compensation we pay to our named executive officers, including base salary, annual cash incentive award, long-term incentive award, and other equity-based awards. We also discuss and analyze actions taken with respect to these components in 2016.

Part IV:    Other Components of Our Executive Compensation Program.    In this section we provide details of other components of the compensation we provide to our named executive officers, including perquisites, welfare and retirement benefits, and change-in-control benefits.

Part V:    Compensation Committee Actions Related to 2017 Executive Compensation.    In this section we discuss briefly actions taken during the November 21, 2016 Compensation Committee meeting with respect to the compensation of our named executive officers that will be effective in 2017.

Part VI:    Policies Related to Executive Compensation.    In this section we review the policies we have adopted that relate to our executive compensation program including our equity award practices, clawback policy, prohibition against pledging shares or engaging in the hedging of Nordson common shares, and shareholder ownership guidelines for executive officers.

In this CD&A we use the terms “the Committee,” “we,” “us,” and “our” interchangeably in reference to the Compensation Committee, or in the proper context, Nordson Corporation.

This CD&A contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1a. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2016 Annual Report. Shareholders should note that statements contained in this CD&A regarding our company and business group performance targets and goals should not be interpreted as management’s expectations, estimates of results or other guidance.

32 |	Nordson Corporation – 2017 Proxy Statement

PART I: EXECUTIVE SUMMARY

2016 Business Performance Highlights

Fiscal year 2016 was a year of outstanding results in an uncertain and low-growth global macroeconomic environment. The following highlights our performance for fiscal year 2016:

Revenue $1.81 billion 7% increase over 2015	Gross Margin 54.9% Improvement of nearly one percentage point compared to 2015	Operating Profit $388 Million 22% increase over 2015

Operating Margin 22% Improvement of three percentage points over 2015	GAAP Diluted Earnings per Share $4.73 Increase of 37% compared to 2015	Net Debt(1) Approximately 2x times trailing-four quarters EBITDA

Return on Total Capital(2) 16.3% Increase of three percentage points compared to 2015	Free Cash Flow(3) $272 million 100% of net income	Share Repurchases – One Year $32 million Purchased 446,639 of our outstanding shares

Share Repurchases – Five Years

16%

Percentage of outstanding shares purchased over the last five years at an average price of $67.19 per share; a discount of approximately 33%

compared to the 2016 year-end closing price of $100.13 per share

	Dividend $56 Million Increase in quarterly dividend of 13%; 53rd consecutive year dividend has increased	Total Shareholder Return(4) 1 year: 41.9% 2 year: 12.5% 5 Year: 17.5% 10 Year: 16.5%

(1)	“Net Debt,” a non-GAAP measure, represents total debt disclosed on our consolidated balance sheet minus cash.

(2)	“Return on Total Capital,” a non-GAAP measure is the sum of net income (loss) plus after-tax interest expense on debt as a percentage of the sum of average of quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods

(3)	“Free cash flow,” a non-GAAP measure, is determined from our consolidated statement of cash flows and for 2016 represents $331.1 million of net cash provided by operating activities minus $60.9 million of additions to property, plant, and equipment plus $1.3 million of proceeds from the sale of property, plant, and equipment.

(4)	We define “Total Shareholder Return” as: (share price end of period – share price start of period + dividends paid) / share price start of period.

Nordson Corporation – 2017 Proxy Statement	| 33

Compensation Objectives

We provide a straightforward, uncomplicated compensation structure for our named executive officers, one which is designed to support three primary objectives:

Objective	How Objective is Achieved
Alignment with Shareholder Interests

A substantial portion of our executive compensation program is provided in the form of equity-based long-term awards, which directly tie to share price appreciation.

We impose share ownership requirements, which encourage our executives to maintain a meaningful equity interest in the Company.

Pay-for-Performance	Our incentive awards are based on performance against a balanced mix of long-standing, consistent and pre-established financial measures as well as quantitative operating performance measures.
Talent Retention

Total direct compensation opportunities are targeted to approximate the median of the peer group that we compete with for talent.

The vesting periods for equity-based compensation (performance share units, stock options and restricted shares) support this objective.

Mr. Hilton’s Compensation

The compensation paid to our Chief Executive Officer, Mr. Hilton, is consistent with our “pay-for-performance” compensation philosophy that applies to all of our named executive officers. Given Mr. Hilton’s tenure, experience, and performance, his total target direct compensation is between the median and 75th percentile total target direct compensation of other chief executive officers in our peer group and his actual annual and long-term incentive awards are aligned with our earnings per share growth, return on total capital, and revenue growth.

During its November 23, 2015 meeting, the Compensation Committee, with input from its independent executive compensation consultant, established Mr. Hilton’s 2016 total target direct compensation, taking into account a number of factors, including a competitive market review, tenure and experience, relative internal pay equity, the Board’s assessment of Mr. Hilton’s multi-year performance, and the Company’s overall financial and operating performance:

2016 Compensation Element	Value
Base Salary	$850,000 (3.03% increase over 2015)
Annual Cash Incentive Award Target Opportunity	$850,000 (100% of base salary)
2016-2018 Performance Share Incentive Award Target Opportunity	18,400 share units $1,245,496 grant date fair value
Stock Options	72,800 shares $1,416,040 grant date fair value
Restricted Shares	9,200 shares $652,372 grant date fair value

34 |	Nordson Corporation – 2017 Proxy Statement

The combination of target payout opportunity for the Annual Cash Incentive Award and Performance Share Incentive Award plus the grant date fair value of restricted share and stock option awards represented approximately 83% of Mr. Hilton’s target total direct compensation for 2016, which further reinforces our pay-for-performance culture.

During its November 21, 2016 meeting, shortly after our 2016 fiscal year ended, the Board reviewed Mr. Hilton’s performance for 2016. In assessing Mr. Hilton’s performance, the Board considered Mr. Hilton’s impact on the Company’s one-year operating plan and longer-term strategic plans. The Board concluded that Mr. Hilton delivered outstanding performance with respect to both his short and long-term goals. In particular, the Board noted the following:

•	The Company’s outstanding financial and operating results in an uncertain and low-growth global macroeconomic environment;

•

Mr. Hilton’s leadership of the Company, specifically the progress made toward strengthening the Company’s overall long-term growth profile through organic initiatives, acquisitions, and driving continuous improvement through the global organization; and

•	Continued development and execution on senior leadership and management succession plans.

Based on the Board’s assessment and reflective of the performance noted above, the Compensation Committee, without Mr. Hilton present during its deliberations, and consistent with its “pay-for-performance” philosophy, took the following actions with respect to Mr. Hilton’s 2016 incentive compensation:

Incentive Award	Payout	Percent of Target
Annual Cash Incentive	$1,380,400	162.4
2014-2016 Performance Share Incentive	23,491 shares(1)	160.9

(1)	Settlement of the Performance Share Incentive Award occurred on January 3, 2017. Based on the closing price of our common shares on January 3, 2017 ($113.42/share), value of the payout in dollars was $2,664,349.

No discretion was exercised by the Compensation Committee to increase or decrease the formulaic incentive award payouts to Mr. Hilton.

How Compensation Correlates to Performance

Our executive compensation program is structured so that a significant portion of the compensation paid to our named executive officers is dependent upon the performance of our business. The program is not overly weighted toward cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers.

For incentive compensation awards that are based on the Company’s performance, our specific decisions around setting performance measures and goals and other actions impacting executive compensation focus on certain areas that are tied directly to our business plan and what we believe are the most critical value drivers of the business, such as revenue and earnings growth and return on total capital.

The Annual Cash Incentive Award payout is tied to diluted earnings per share growth and return on total capital. The Performance Share Incentive Award payout is based on cumulative diluted earnings per share growth and cumulative revenue growth over a three-year period. The Performance Share Incentive Award payout is also impacted by share price performance, as the payout value (in dollars) is based on the settlement date share price.

Nordson Corporation – 2017 Proxy Statement	| 35

The graph below compares Nordson’s total shareholder return* for the five year period ending October 31, 2016 with that of the S&P MidCap 400 Index, the S&P MidCap 400 Industrial Machinery Index, and the median return of our peer group companies (assuming the reinvestment of all dividends).

*	We define Total Shareholder Return (“TSR”) as: (share price end of period – share price start of period + dividends paid) / share price start of period.

ASSUMES $100 INVESTED ON NOVEMBER 1, 2011

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDING OCTOBER 31, 2016

Company/Market/Peer Group	2011	2012	2013	2014	2015	2016
Nordson Corporation	$100.00	$129.96	$160.22	$171.87	$161.91	$230.59
S&P MidCap 400	$100.00	$112.11	$149.64	$167.08	$172.80	$183.61
S&P MidCap 400 Ind. Machinery	$100.00	$109.21	$151.63	$160.68	$134.50	$157.85
Peer Group	$100.00	$113.38	$157.20	$173.54	$165.40	$173.92

Source: Zack’s Investment Research

We place significant emphasis on long-term growth in our share price, and believe the information provided in the graph and tables above to be important in understanding our compensation philosophy and its role in the achievement of our long-term objectives.

36 |	Nordson Corporation – 2017 Proxy Statement

PART II: SETTING EXECUTIVE COMPENSATION

Role of the Shareholder Say-on-Pay Vote

The Committee believes that the results of the advisory “say-on-pay” shareholder vote represent an affirmation of our current pay practices and philosophies and, as a result, no significant changes were made to our executive compensation pay practices for 2016. The Committee will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for the named executive officers. The results of our say-on-pay vote for the past five years are as follows:

Annual Meeting Year	FOR Vote (%)
2012	94.63
2013	97.13
2014	97.90
2015	98.50
2016	98.97

Role of the Compensation Committee

The Committee is made up entirely of independent directors as defined by our Governance Guidelines and NASDAQ listing standards and has responsibility for establishing our executive compensation program and for making compensation decisions under the program. In fulfilling its duties and responsibilities for 2016, the Committee sought input, advice and recommendations from an independent executive compensation consultant as well as recommendations from our Chief Executive Officer, Mr. Hilton. At all times, however, we exercised independent judgment in making executive compensation decisions.

Role of the Executive Compensation Consultant

The Committee retained Exequity, Inc. (“Exequity”) as the executive compensation consultant reporting directly to the Committee. Exequity provides research, data analyses, survey information and design expertise in developing compensation programs for our executive officers. In addition, Exequity informs the Committee of regulatory developments and market trends related to executive compensation practices. The Committee has assessed the independence of Exequity in light of SEC rules and NASDAQ listing standards and concluded that no conflict of interest would prevent Exequity from independently and objectively advising the Committee.

Role of Executive Management

Mr. Hilton and Ms. Shelly Peet, Vice President, Human Resources, provide additional information and analysis as requested by the Committee. More specifically, Mr. Hilton and Ms. Peet provided support for Committee meetings and made recommendations about designs for and, if warranted, changes to our Annual Cash Incentive Award and long-term equity-based awards. In addition to the responsibilities above, Mr. Hilton also: (a) provided to the Board of Directors a self-assessment of his performance for the fiscal year; (b) provided an assessment of each executive officer’s performance; and (c) recommended annual base salary adjustments, payouts under the Annual Cash Incentive Award and Performance Share Incentive Award, and equity awards for executive officers other than himself.

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Setting Goals and Compensation

In setting threshold, target, and maximum performance goals, we first review historical peer group performance in conjunction with our assessment of what is achievable and what is expected from our shareholders, in the context of our performance measures:

•	Annual diluted earnings per share growth and return on total capital (Annual Cash Incentive Award), and

•	Cumulative three-year revenue growth and cumulative diluted earnings per share growth (Performance Share Incentive Award)

We utilize two peer groups in this analysis — our proxy peer companies and a broader group of industrial companies. We review our revenue and earnings per share growth and return on total capital performance, along with the total shareholder return (TSR), relative to the performance of companies in these peer groups over one, three, and five year performance periods. We also segment these companies based on TSR performance — 25th percentile, median and 75th percentile. We employ this segmented TSR analysis as an important input when setting threshold, target and maximum performance goals. On a biannual basis, we include a review of our operating margin performance against the peer groups and the S&P 400 Machinery Index.

Generally, we set our executive compensation to be in line with benchmark data using companies selected as our proxy peers through an annual review process. We set total target direct compensation to generally pay at the median of this peer group when incentive awards pay at target, noting that individual executive officers may be paid above or below the median depending on level of experience and responsibility, internal pay equity, and individual performance. In line with our pay-for-performance philosophy, we would expect that, over time, incentive awards would pay out above target for performance that outperforms our peer group median, and below target for performance that falls short of peer group performance.

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Peer Group and Compensation Surveys

Our compensation peer group for 2016, which was developed in consultation with Exequity, consisted of the 19 publicly-traded companies listed below. The Committee believes the listed companies serve as the appropriate peer group because they have revenues generally within the range of .5x — 2.0x Nordson’s revenue; a global scope and business complexity; a focus on precision industrial manufacturing; innovation and technology; global growth strategies; and profiles or business models, similar to Nordson’s, based on industries or diverse markets served. The Committee regularly reviews the peer group and makes appropriate modifications from time to time so that the group closely resembles our competitive market for executive talent.

Company	Revenue ($MMs)	Market Cap As of Dec. 15, 2015 ($MMs)
Actuant Corporation	$1,249	$1,418
Albany International Corp.	$710	$1,053
AMETEK Inc.	$3,974	$12,748
Barnes Group Inc.	$1,194	$1,943
Chart Industries Inc.	$1,040	$549
CLARCOR, Inc.	$1,481	$2,479
Donaldson Company, Inc.	$2,371	$3,802
Entegris, Inc.	$1,081	$1,865
Esterline Technologies Corp.	$1,774	$2,398
FLIR Systems, Inc.	$1,557	$3,877
Graco, Inc.	$1,286	$4,030
IDEX Corporation	$2,021	$5,862
ITT Corporation	$2,486	$3,251
Keysight Technologies, Inc.	$2,862	$4,840
Lincoln Electric Holdings, Inc.	$2,536	$3,760
Roper Technologies, Inc.	$3,582	$19,132
Teradyne, Inc.	$1,640	$4,248
Watts Water Technologies, Inc.	$1,468	$1,397
Woodward, Inc.	$2,038	$3,140
75th Percentile	$2,428	$4,139
Average	$1,913	$4,305
Median	$1,640	$3,251
25th Percentile	$1,268	$1,904
Nordson Corporation	$1,689	$4,086

*	Revenue and market cap values are as of the most recent fiscal year end prior to or before December 15, 2015.

Prior to the date 2016 compensation was set, GrafTech International Ltd. and Pall Corporation ceased to be independent public entities and were removed from our peer group. The Committee, with input from Exequity, added Keysight Technologies, Inc. to the peer group for setting fiscal year 2016 executive compensation.

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Where peer group proxy data was not available, and as a reference and a primary source of data for the functional leaders, we utilized survey data published by Aon Hewitt for the position or positions that most closely match the job description of each named executive officer or executive officer position.

Allocation of Executive Compensation

Our executive compensation program does not prescribe a specific formula for the mix of base salary and annual and long-term incentive components so that we have flexibility in developing an appropriate compensation mix. The table below reflects the approximate allocation mix at target among the three elements of total target direct compensation — base salary, Annual Cash Incentive Award opportunity, and long-term equity-based incentive award opportunity — for our named executive officers at the time we set compensation for 2016:

83% of the total direct compensation for Mr. Hilton and approximately 66% - 73% for the other named executive officers is delivered through awards that link pay to financial and operational performance. Incentive payouts under our Annual Cash Incentive Award are based on growth in earnings per share, return on capital and operating unit results. Equity-based compensation consists of performance shares, non-qualified stock options and service-based restricted shares, all of which align compensation with the long-term interests of our shareholders.

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PART III: KEY COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

The table below summarizes the components and objectives of our 2016 compensation program for executive officers, including our named executive officers, and the actions taken by the Compensation Committee relative to each component.

Component	Link to Compensation Objectives	Compensation Committee Actions – 2016
Base Salary Fixed cash element of total direct compensation.	Provides market-competitive salaries to attract and retain exceptional executive talent.	Base salary increases for our named executive officers other than the CEO ranged from 3.48% to 10.14%. The CEO’s increase was 3.03%.
Annual Cash Incentive Award Cash payments tied to year-over-year growth in earnings per share and return on total capital.	Provides incentive to achieve and exceed critical business objectives, with payouts based on attainment of pre-established corporate financial and business unit operational measures.	Payouts of Annual Cash Incentive Awards to our named executive officers other than the CEO ranged from 152.4% to 180.7% of target. The CEO’s payout was 162.4% of target.
Long-Term Incentive Awards Includes performance shares, stock options, and restricted shares.	Provides strong incentive to meet or exceed pre-established long-term financial goals, which align with long-term shareholder interests; and to attract, retain, and motivate executive talent.	Payouts for the 2014-2016 Performance Share Incentive Award to our named executive officers, including the CEO, were 160.9% of target.

Below is a depiction of the elements of the pay components outlined above. A detailed discussion of these elements is found under the captions “Key Components of Our Executive Compensation Program” and “Other Components of Our Executive Compensation Program” in Parts III and IV of this Compensation Discussion and Analysis, respectively.

Base Salary

The Committee determines annually the base salaries of our executive officers, including whether to award base salary increases from the previous year and, if so, the magnitude of the increase, based on the following factors:

•	level of experience and responsibility;

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•	company, business segment and individual performance during the prior year;

•	market and survey data;

•	internal pay equity;

•	the Committee’s assessment of other elements of compensation provided to the executive officer; and

•	our Chief Executive Officer’s recommendation for all executive officers other than himself.

2016 Actions and Analysis

Considering Exequity’s input and analysis and the recommendations of our Chief Executive Officer, we set individual base salaries of our named executive officers for 2016 at a level consistent with the objective of paying total target direct compensation to approximate the median of our peer group.

The following table reflects the annualized base salaries of our named executive officers for 2016 and 2015 (year-end):

Name	Base Salary 2016 ($)	Base Salary 2015 ($)	Increase in Base Salary (%)
Michael F. Hilton	850,000	825,000	3.03
Gregory A. Thaxton	435,000	420,000	3.57
John J. Keane	420,000	405,000	3.70
Gregory P. Merk	380,000	345,000	10.14
Robert E. Veillette	357,000	345,000	3.48

Annual Cash Incentive Award

Purpose

The purpose of the Annual Cash Incentive Award is to drive high-performance results year-over-year based on the achievement of pre-established quantitative performance goals which focus our executives on key business strategies and align the interests of our executive officers with our shareholders. Through the Annual Cash Incentive Award, executive officers are provided the opportunity to earn a significantly higher payout if target performance is exceeded but bear the risk of a lower payout if target performance is not achieved, and no payout if threshold performance is not achieved.

Measures

Performance and payouts under the Annual Cash Incentive Award are determined based on quantitative corporate financial measures — diluted earnings per share growth and return on total capital — and quantitative operating measures.

We consider diluted earnings per share growth and return on total capital to be measures critical to our success. We believe these measures offer the proper balance between growth and profitability. We also believe that achieving greater return on total capital and earnings per share growth over time will drive improved shareholder return and foster maximum value for our assets. More specifically:

•

Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to evaluate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

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•

Return on total capital measures the amount of profitability per unit of capital invested by management to generate earnings. We have adopted a definition of return on total capital that is consistent with financial disclosure in our Report on Form 10-K: the sum of net income (loss) plus after-tax interest expense on debt as a percentage of the sum of average of quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods.

For named executive officers that have responsibility for certain corporate functions (including our Chief Executive Officer and Chief Financial Officer), the corporate financial measures account for 50% of any payout with a weighted average of the business unit quantitative operating measures accounting for the other 50% of the payout. For the operating unit named executive officers, the corporate financial measures account for 50% of any payout with the respective operating unit’s quantitative operating measures accounting for the other 50% of the payout.

Effect of Currency Fluctuation

The Committee, after considering a number of factors, including peer and survey group practices and receiving input from Exequity, has determined that management should be held accountable for some, but not all, of the effect of currency fluctuation on corporate financial and operating unit performance results. Accordingly, in determining Annual Cash Incentive Award payouts, the Committee adopted a policy whereby management will be held accountable for the first 10% of the impact on payouts due to currency fluctuation. Under the policy, payout rates (as a percent of target) for the Annual Cash Incentive Award are calculated at actual foreign currency rates and currency neutral rates for the US Dollar during the fiscal year. The difference between total payout rates under these two translation methods is all currency related, and the Committee has determined that the first 10% of this difference should not affect final payouts. The final payout includes a currency adjustment equal to the difference between these two payout rates less 10%, which represents a corridor or range of fluctuation in currency rates for which management is accountable. We believe this policy is appropriate because it requires management to respond to currency fluctuations within a specified range. However, it does not unfairly benefit or harm management if currency impact is beyond what may be considered normal and not under management’s control.

As an example of the policy in practice, if the difference between the two payout percentage rates is equal to or less than +/- 10 percentage points, the Annual Cash Incentive Award payout will be based on the calculation at actual currency rates, with no adjustment. When the payout percentage at actual currency rates is more than 10 percentage points lower than the payout percentage rate at currency neutral rates, the final payout will be based on the currency neutral calculation adjusted downward by 10 percentage points. Conversely, when the payout percentage rate at actual currency rates is more than 10 percentage points higher than the payout percentage rate at currency neutral rates, the final payout rate will be based on the currency neutral calculation adjusted upward by 10 percentage points.

Foreign Currency Translation Methodology

For purposes of applying the currency adjustment policy, current year financial statements and supplemental schedules are retranslated at prior year exchange rates using the same methodology as disclosed in footnote 1 in the “Notes to Consolidated Financial Statements” section of our Report on Form 10-K for 2016 to determine the currency neutral result, with the exception that we do not attempt to remeasure gains and losses, based on a retranslation at prior year exchange rates, from foreign currency transactions, including forward contracts, Nordson’s subsidiaries and the United States parent, in order to include the effect in net income. All currency rates are determined from published sources. Monthly average rates are the average of daily spot rates of currency exchange. The annual measurement period is the sum of each month translated at monthly average rates.

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Section 162(m) Considerations

We intend the Annual Cash Incentive Award payouts to be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we establish an Annual Cash Incentive Award payout pool and a maximum payout amount from the pool for each named executive officer subject to Section 162(m). Under the terms of the shareholder-approved 2012 Stock Incentive and Award Plan, the maximum permitted payout to any executive officer is $5,000,000. The Committee has the authority to decrease payouts below the Annual Cash Incentive Award maximum payout amount (e.g., exercise “negative discretion”), but may not increase payouts above this maximum amount.

2016 Actions and Analysis

During our November 23, 2015 meeting, and taking into consideration Exequity’s analysis of the peer group annual incentive opportunities, we set a target payout opportunity for our named executive officers as well as the threshold and maximum payout opportunity as a percentage of annualized base salaries. The following table reflects the payout opportunities as a percentage of base salary:

	Incentive Amount as a Percentage (%) of Base Salary
Name	Threshold	Target	Maximum
Michael F. Hilton	50	100	200
Gregory A. Thaxton	35	70	140
John J. Keane	35	70	140
Gregory P. Merk	30	60	120
Robert E. Veillette	27.5	55	110

We then set the Section 162(m) payout pool at 1.5% of the Company’s cash flow from operating activities, to be determined with reference to our Report on Form 10-K for 2016, and a maximum payout from the pool for the named executive officers subject to Section 162(m): Mr. Hilton — 55% and Messrs. Keane, Merk and Veillette — 15% each. We then established quantitative corporate financial performance measures and goals, which measures account for 50% of the Annual Cash Incentive Award payout (if any):

Measure	Threshold	Target	Maximum	Weighting
Diluted Earnings Per Share Growth	0%	10%	20%	50%
Return on Total Capital	8.0%	11.5%	16%	50%

*	Straight line interpolation applies to performance between designated goals.

Operating unit performance measures and respective weighting were set through a collaborative effort between the Committee and Mr. Hilton:

Measure	Weighting (%)
Revenue Growth (year-over-year)	20
Operating Profit Growth (year-over-year)	40
Operating Margin (as % of revenue)	20
Asset Turns (% achieved)	10
Days of Inventory	10

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Individual operating unit performance goals and results are not disclosed in this CD&A because we believe that the disclosure would result in competitive harm to us by potentially disrupting our customer, vendor and supplier relationships and providing our competitors with insight into our business strategies beyond what is disclosed publicly. We also do not believe that the disclosure of individual operating unit performance goals and results for 2016 is material to an understanding of our 2016 executive compensation program as covered by this Proxy Statement.

The Committee met following the conclusion of the 2016 fiscal year and first determined the Section 162(m) Annual Cash Incentive Award payout pool — $4,967,000 (1.5% of the Company’s cash flow from operating activities) — and then allocated the pool based on the allocation described above, thus establishing the Section 162(m) maximum payout opportunity for Mr. Hilton ($2,732,000) and Messrs. Keane, Merk and Veillette ($745,000 each).

Determining Payout Amounts

Determination of the Annual Cash Incentive Award payout is a two-step process:

Step 1: Calculation of the Payout Rate (as a % of Target) on an Actual Currency and Currency Neutral Basis

Prior to applying the currency adjustment policy described above, the Committee first certified performance and calculated payouts as a percent of target for the corporate financial measures:

Actual Currency — Performance Unadjusted for Effect of Currency Fluctuation, and

Currency Neutral — Performance Adjusted for Effect of Currency Fluctuation

The results are reflected in the following table:

Measures	Target Performance	Performance at Actual Currency	Payout at Actual Currency (% of Target)	Performance at Currency Neutral	Payout at Currency Neutral (% of Target)
Diluted Earnings Per Share Growth	$3.80	$4.73	200	$4.92	200
Return on Total Capital	11.5%	16.3%	200	17%	200
Combined Corporate Factor			200		200

The Committee next certified the operating units’ results, at actual currency and at currency neutral. The range of results, as a percent of target, were:

Operating Unit Results

Currency Calculation Method	% of Target (Range)
Actual Currency	79.5 - 161.4
Currency Neutral	100.6 - 177

Step 2: Calculation of Payouts to Named Executive Officers Applying the Currency Adjustment Policy

For named executive officers who have responsibility for certain corporate functions (including our Chief Executive Officer and Chief Financial Officer), the corporate financial measures account for 50% of any payout with a weighted average of the business unit quantitative operating measures accounting for the other 50% of the payout. For the operating unit named executive officers, the corporate financial measures account for 50% of any payout with the respective operating unit’s quantitative operating measures accounting for the other 50% of the payout.

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Following the process outlined in Step 1, the Committee determined the combined factor payouts, as a percent of target, and applied the currency adjustment policy. The results are presented in the tables below:

Actual Currency:

Named Executive Officer	Target Payout Opportunity ($)	Corporate Factor (% of Target))	Operating Unit Factor (% of Target)	Combined Factor Payout (% of Target)
Michael F. Hilton	850,000	200	124.7 (Weighted)	162.4
Gregory A. Thaxton	304,500	200	124.7 (Weighted)	162.4
John J. Keane	294,000	200	104.7	152.4
Gregory P. Merk	228,000	200	161.4	180.7
Robert E. Veillette	196,350	200	124.7 (Weighted)	162.4

Currency Neutral:

Named Executive Officer	Target Payout Opportunity ($)	Corporate Factor (% of Target)	Operating Unit Factor (% of Target)	Combined Factor Payout (% of Target)
Michael F. Hilton	850,000	200	133.8 (Weighted)	166.9
Gregory A. Thaxton	304,500	200	133.8 (Weighted)	166.9
John J. Keane	294,000	200	106.3	153.2
Gregory P. Merk	228,000	200	177.0	188.5
Robert E. Veillette	196,350	200	133.8 (Weighted)	166.9

Under the currency adjustment policy, with the difference between the two combined factor payout rates as a percent of target being equal to or less than +/- 10 percentage points for each named executive officer, the payouts were based on actual currency results, reflecting the Committee’s position that management should be held accountable for the first 10% of the impact on payouts due to currency fluctuation:

Named Executive Officer	Target Payout Opportunity ($)	Actual Payout ($)
Michael F. Hilton	850,000	1,380,400
Gregory A. Thaxton	304,500	494,508
John J. Keane	294,000	448,056
Gregory P. Merk	228,000	411,996
Robert E. Veillette	196,350	318,872

No discretion was exercised to increase or decrease the formulaic incentive award payouts to the named executive officers. All payouts were below the Section 162(m) of the Internal Revenue Code funding formula and the 2012 Stock Incentive and Award Plan $5,000,000 maximum payout for the Annual Cash Incentive Award.

Long-Term Incentive Awards

Our long-term incentive awards are delivered through a combination of three forms of equity: (i) incentive-based performance shares; (ii) stock options; and (iii) service-based restricted shares. This

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combination of awards balances the opportunity between performance share units, which are earned based on multi-year financial performance, and stock options and restricted shares, the value of which is based on performance of our common shares.

The Committee begins the process of determining equity awards by comparing our equity compensation programs to those of our peer group. The Committee also reviews market compensation data based on survey data provided by Aon Hewitt.

In reaching a final decision on the mix and amount of equity compensation our named executive officers should receive, the Committee takes numerous factors into consideration. As referenced above, market alignment and competitiveness are key factors the Committee considers in setting equity compensation levels. Other factors considered are current industry trends, practices among our peer group, and the behaviors the awards are intended to drive. In addition to these factors, the Committee places significant weight on the dilutive impact equity issuances have on our shareholders. In assessing dilution, the Committee considers the annualized effect of equity compensation by analyzing the equity “burn rate” over one and three year periods. Burn rate, in its simplest form, is determined by dividing the projected number of shares to be issued to employees by the weighted average number of shares outstanding. The Committee also considers the aggregate impact of all past equity compensation grants by looking at the company’s equity compensation “overhang.” Overhang is determined by dividing all outstanding equity grants and shares available for future grants by the total number of shares outstanding. The resulting percentage provides the Committee with insight into the long-term cost of the company’s equity compensation programs.

Approximate allocation of the three equity components (as a percent of the long-term incentive compensation opportunity) is as follows:

Equity Form	% of Opportunity
Performance Shares	40
Stock Options	40
Restricted Shares	20

Performance Share Incentive Award

A portion of each named executive officer’s total direct compensation opportunity is in the form of performance share units which convert to unrestricted Nordson Common Stock at time of payout.

Purpose

The purpose of the Performance Share Incentive Award is to drive high-performance results over a longer period (three-years) based on the achievement of pre-established quantitative performance goals which focus our executives on key business strategies and align the interests of our executive officers with our long-term shareholders. Executive officers are provided the opportunity to earn a significantly higher payout if target performance is exceeded but bear the risk of a lower payout if target performance is not achieved, and no payout if threshold performance is not achieved.

Measures and Goals

In selecting the quantitative performance measures and goals, the Committee considers whether the measures are appropriately aligned with those in the Annual Cash Incentive Award so that the overall compensation design does not unintentionally encourage our executive officers to take unnecessary or excessive risk or actions that are inconsistent with our year-over-year and long-term objectives. Performance and payouts under the Performance Share Incentive Award are determined based on quantitative corporate financial measures — cumulative diluted earnings per share growth and

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cumulative revenue growth. We believe these measures offer the proper balance between growth and profitability over a longer term. More specifically:

•

Cumulative diluted earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. We believe it is the constant percentage by which diluted earnings per share would need to grow over a base period amount during a three-year period such that the sum of diluted earnings per share calculated at such a constant growth rate for such three years is equal to the sum of the actual diluted earnings per share earned over the same three-year period. We believe it is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•

Cumulative revenue growth measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. We believe it is the constant percentage by which revenue would need to grow over a base period amount during a three-year period such that the sum of revenue growth calculated at such a constant growth rate for such three years is equal to the sum of the actual revenue growth over the same three-year period. We believe it is a superior measure of sustained revenue growth because it is influenced by revenue performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s revenues to the base period amount. While the growth in profits and profitability are of primary importance, management is also expected to grow the size and scale of the enterprise and cumulative revenue growth is an effective measure of their success in doing so.

Effect of Foreign Currency Fluctuation

The Committee has determined that the currency adjustment policy described in the “Annual Cash Incentive Award” section above should also apply to the determination of Performance Share Incentive Award payouts.

Foreign Currency Translation Methodology

In certifying the results for the financial performance measures employed in calculation of the Performance Share Incentive Award, the Committee applies the same methodology described in the “Annual Cash Incentive Award” section above, with the revenue and earnings per share at currency neutral rates reflecting the cumulative effect of differences from actual exchange rates over the three-year versus one-year performance period.

Section 162(m) Considerations

We intend Performance Share Incentive Award payouts to be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we establish a Performance Share Incentive Award pool and a maximum payout amount from the pool for each named executive officer subject to Section 162(m). The Committee has the authority to decrease payouts below the maximum payout amount (e.g., exercise “negative discretion”) but may not increase payouts above this maximum amount.

2016 Actions and Analysis

During its November 25, 2013 meeting, the Committee established quantitative performance measures and goals for the 2014-2016 Performance Share Incentive Award. These measures are equally-weighted.

Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7%	11%

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For the 2014-2016 performance period, each of our executive officers was eligible to receive a maximum aggregate payout value in common shares equal to 1.75% of our total operating cash flow for the three-year performance period, by reference to our 2014, 2015, and 2016 Form 10-K Reports, subject to the 750,000 share limit (250,000 per year for each year of the performance period) provided for in our shareholder-approved 2012 Stock Incentive and Award Plan. After the close of 2016, we confirmed that the maximum aggregate payout to any executive officer could not exceed 154,020 shares (the share equivalent value of 1.75% of our operating cash flow over a three year period). We then determined the maximum payout of the Performance Share Incentive Award pool for the named executive officers subject to Section 162(m): Mr. Hilton – 92,402 shares (60%) and Messrs. Keane, Merk and Veillette – 20,482 shares (13.3% each).

Determination of Payout Amounts

Determination of the Performance Share Incentive Award payouts is a two-step process:

Step 1: Calculation of the Payout Rate (as a % of Target) on an Actual Currency and Currency Neutral Basis

Prior to applying the Currency Adjustment Policy described above, the Committee first certified performance for the Cumulative Earnings per Share Growth and Cumulative Revenue measures:

•	Actual Currency – performance unadjusted for the effect of currency fluctuation, and

•	Currency Neutral – performance adjusted for the effect of currency fluctuation.

Following this certification process, the Committee calculated the payouts as a percent of target. The results are reflected in the following table:

Measures	Target Performance	Performance at Actual Currency	Payout at Actual Currency (% of Target)	Performance at Currency Neutral	Payout at Currency Neutral (% of Target)
Cumulative Diluted Earnings per Share Growth	$11.99	$12.02	51.1%	$13.71	100%
Cumulative Revenue	$5,307.5*	$5,201.7*	36.8%	$5,481.5*	70.9%
Combined Factor			87.9%		170.9%

*	millions

Step 2: Calculation of Payouts to Named Executive Officers Applying the Currency Adjustment Policy

Under the currency adjustment policy, with the payout calculation at actual currency (87.9% of target) being lower than payout at currency neutral (170.9% of target) by more than 10 percentage points, final payouts are adjusted 10 percentage points less than the currency neutral calculation (170.9% – 10% = 160.9%):

Named Executive Officer	Target Payout Opportunity (# of Shares)	Post-Currency Adjustment Policy Combined Factor Payout (% of Target)	Payout (# of Shares)
Michael F. Hilton	14,600	160.9	23,491
Gregory A. Thaxton	3,700	160.9	5,953
John J. Keane	3,900	160.9	6,275
Gregory P. Merk	2,600	160.9	4,183
Robert E. Veillette	2,300	160.9	3,701

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No discretion was exercised to increase or decrease the formulaic incentive award payouts to the named executive officers. All payouts were below the Section 162(m) of the Internal Revenue Code funding formula and the 2012 Stock Incentive and Award Plan maximum share payout for the Performance Share Incentive Award noted above.

In-Progress Performance Share Incentive Awards

The following tables summarize the key elements and share payout amounts for the named executive officers on a cumulative basis at threshold, target and maximum performance for the 2015-2017 and 2016-2018 Performance Share Incentive Awards.

2015-2017 Performance Share Incentive Award

Performance Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7%	11%

Grant Date	Grant Date Valuation Share Price	Threshold Payout (# Shares)	Target Payout (# Shares)	Maximum Payout (# Shares)	Target Earned Date	Actual Payout
11/24/2014	$76.48	14,000	28,000	56,000	October 31, 2017	Not determined

2016-2018 Performance Share Incentive Award

Performance Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7%	11%

Grant Date	Grant Date Valuation Share Price	Threshold Payout (# Shares)	Target Payout (# Shares)	Maximum Payout (# Shares)	Target Earned Date	Actual Payout
11/23/2015	$67.69	17,100	34,200	68,400	October 31, 2018	Not determined

Stock Options

Stock options align the interests of the named executive officers with those of shareholders because the stock options only have value if the price of the Company’s stock increases after the stock options are awarded. Stock options vest in 25% increments over a four-year period (on the first four anniversaries of the grant date) and generally expire ten years from the grant date. We fix the exercise price of an option at the fair market value on the grant date. Stock options are a valuable retention tool because our option awards vest over a four-year period and unvested options are forfeited if an executive officer voluntarily terminates employment.

We granted stock options to our executive officers on November 23, 2015, at the same time we granted stock options to other key employees under our Key Employee Stock Option Program. We have historically granted stock options during the Compensation Committee’s November meeting, which is scheduled at this time of year, to permit us to verify prior fiscal year performance results, determine incentive award payouts and set compensation and performance measures and goals for the next fiscal year.

50 |	Nordson Corporation – 2017 Proxy Statement

The following table provides the number of stock options granted to our named executive officers for 2016:

Named Executive Officer	Options Granted (#)	Grant Date Fair Value ($) (1)
Michael F. Hilton	72,800	1,416,040
Gregory A. Thaxton	17,200	334,559
John J. Keane	17,200	334,559
Gregory P. Merk	13,400	260,645
Robert E. Veillette	11,000	213,962

(1)	The grant date fair value was determined using the Black-Scholes option pricing model. The actual value of stock option awards will be determined by the value of our common shares on the date of exercise.

Restricted Shares

Restricted shares are designed to align executive officers’ interest with that of our long-term shareholders. The Committee also views these service-based awards as an important management succession planning, retention, and recognition tool, tieing our executive officers’ compensation to the goal of increasing the value of our shareholders’ investment. Restricted shares generally will vest over a three-year period and cannot be transferred until vesting. Restricted shares provide participants with dividends and voting rights beginning on the grant date.

We granted restricted shares to executive officers on November 23, 2015. The share price on the grant date was the closing price on November 23, 2015 – $70.91. The following table provides information regarding the 2016 restricted share awards:

Named Executive Officer	Restricted Shares Granted (#)	Grant Date Value ($)
Michael F. Hilton	9,200	652,372
Gregory A. Thaxton	2,400	170,184
John J. Keane	2,400	170,184
Gregory P. Merk	1,700	120,547
Robert E. Veillette	1,400	99,274

Nordson Corporation – 2017 Proxy Statement	| 51

PART IV: OTHER COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In addition to base salary, the Annual Cash Incentive Award, and long-term equity-based incentive awards, we offer other forms of compensation, including: (i) executive perquisites; (ii) welfare and retirement benefits; and (iii) change-in-control benefits.

Executive Perquisites

We provide limited and modest perquisites to each of our executive officers to promote the business objectives facilitated by each perquisite described below. We also use these perquisites to provide a competitive executive compensation program, which allows us to attract and retain top executive talent.

•

Business Clubs.    We do not reimburse any executive officer for fees or dues associated with personal country club memberships. We reimburse Mr. Hilton for two private business club memberships to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community and holding business meetings at a convenient offsite location. In addition, we provide all executive officers with memberships in up to two airline travel clubs that allow them to be more productive when traveling on commercial airlines.

•

Financial, Estate, and Tax Planning and Preparation.    We pay for financial, estate and tax planning and preparation fees and expenses. The maximum amount is $5,000 for each named executive officer per calendar year. We provide this perquisite to assist our executive officers in obtaining financial counseling, enabling them to concentrate on business matters rather than on personal financial planning.

•

Executive Physicals.    We pay for annual physicals for our executive officers. We provide this benefit to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in their preventative healthcare.

•

Relocation Expense Reimbursement.    We maintain a general relocation policy under which the Company provides reimbursement for certain relocation expenses to new employees and to employees whose job function requires relocation. We believe it is important to maintain market competitive relocation benefits in order to fill positions that are critical to Nordson’s business needs.

52 |	Nordson Corporation – 2017 Proxy Statement

Welfare and Retirement Benefits

The following summarizes the welfare and retirement benefits available to our named executive officers:

Qualified Defined Contribution [401(k)] Plan

•   Our executive officers are eligible to participate in a Company-sponsored 401(k) tax-qualified retirement savings plan for all U.S.-based employees.

•   We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. Employee contributions to the 401(k) Plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

Non-Qualified Deferred Compensation Plan

•   We maintain a non-qualified, unfunded, and unsecured deferred compensation plan for the benefit of eligible management employees whose benefits under the 401(k) Plan are limited by the benefit restrictions of Section 415 of the Internal Revenue Code.

•   Participants are able to defer up to 100% of their base salary and Annual Cash Incentive Award payout, and up to 90% of their Performance Share Incentive Award payout.

Defined Benefit Pension Plan

•   Our executive officers participate in a Company-sponsored tax-qualified pension plan for U.S.-based salaried employees. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Service maximum monthly benefit.

Excess Defined Benefit Pension Plan

•   We maintain a supplemental executive retirement benefit restoration plan which is an unfunded, non-qualified plan that is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits limited by regulations under the Internal Revenue Code.

•   Together, the defined benefit pension plan and excess defined benefit pension plan are intended to provide executive officers with retirement income at a level equivalent to that provided to other employees under the defined benefit pension plan.

Severance Agreements

Mr. Hilton is the only executive for which we have any obligation to pay severance other than following a change-in-control. As part of the negotiated employment agreement with Mr. Hilton and consistent with an agreement we had with his predecessor, we agreed to provide Mr. Hilton with a cash severance and other benefits in the event his employment is terminated by us without “Cause” or Mr. Hilton terminates his employment with us for “Good Reason” (each such term as defined in Mr. Hilton’s employment agreement).

Upon a termination by us without Cause or by Mr. Hilton for Good Reason, in addition to payment of any accrued and unpaid compensation and benefits, Mr. Hilton is entitled to post-termination payments and benefits as follows:

•	an amount equal to two (2) times the sum of his annual base salary and the greater of (x) ninety percent (90%) of his annual base salary or (y) his target cash incentive opportunity;

Nordson Corporation – 2017 Proxy Statement	| 53

•	a pro-rata payout of his Annual Cash Incentive Award, based on actual performance;

•

a pro-rata payout of long-term performance share awards granted to Mr. Hilton for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

•	full vesting of restricted share awards; and

•	continuation of health care and welfare benefits for a period of twenty-four (24) months following the date of termination.

We will not gross-up any tax imposed upon any payment received by Mr. Hilton under his employment agreement.

Change-in-Control

We believe that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our executive officers. Therefore we have entered into change-in-control retention agreements with our executive officers that provide severance and other benefits in the event of a qualifying termination following a change-in-control. The primary purpose of these agreements is to keep senior executives focused on pursuing all corporate transaction activity that is in the best interests of shareholders, regardless of whether those transactions may result in their own job loss. The Committee has determined that change-in-control retention agreements executed after November 1, 2015 will not provide for “gross-up” payments to cover any federal excise taxes that may be owed on change-in-control severance payments and benefits. Change-in-control retention agreements executed prior to November 1, 2015, which do provide for a gross-up for any excess federal excise taxes that may be owed on change in control-related severance payments and benefits, remain in effect.

Severance and Other Benefits

Severance benefits payable under change-in-control retention agreements are conditioned upon the occurrence of a “double trigger” event (meaning there must be both a change-in-control of the Company and, within the following 24 months, a termination of employment by either the Company without Cause, or by the officer for Good Reason, as defined in the respective change-in-control retention agreements). We opted for a double-trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change-in-control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change-in-control.

In the event of a change-in-control and a qualifying termination of employment, an executive officer will be entitled to receive:

•	accrued but unpaid compensation, including a pro-rata payout of the Annual Cash Incentive Award;

•

a lump sum payment in an amount equal to two (2) times the sum of (x) annual base salary in effect at the time of termination of employment plus (y) target Annual Cash Incentive Award opportunity for the year in which termination of employment occurs;

•

continuation of coverage for the executive officer and his eligible spouse and dependents under the Company’s group health plans for 24 months following termination of employment or until the date he or she becomes covered under similar benefit plans;

•	professional outplacement services; and

54 |	Nordson Corporation – 2017 Proxy Statement

•

two additional years of age and two additional years of service credit under the Company-sponsored qualified and non-qualified pension plans, the benefit being paid from the Excess Defined Benefit Pension Plan.

Treatment of Share-based Awards

To provide our executive officers with the same opportunity as our shareholders to realize the value created by a change-in-control, the shareholder-approved 2012 Nordson Corporation Share and Incentive Award Plan provides for full vesting of all outstanding share-based Awards upon a change-in-control.

PART V: COMPENSATION COMMITTEE ACTIONS RELATED TO 2017

EXECUTIVE COMPENSATION

We engaged Exequity to assist us in establishing 2017 compensation for our executive officers. During our November 21, 2016 meeting, after we reviewed with Exequity competitive benchmarking studies and proxy peer group and Aon Hewitt survey data, and considered other factors such as internal equity, experience and future potential, we set 2017 base salaries, the annual cash incentive compensation opportunity, and granted equity awards.

Base Salary

The base salary increases for the named executive officers range from 2.03 to 4.48%. Mr. Hilton’s base salary increase was 2.94%.

Annual Cash Incentive Award

Performance measures and goals for the quantitative corporate financial element of the Annual Cash Incentive Award are:

Measure	Threshold	Target	Maximum
Diluted Earnings per Share Growth	0%	10%	20%
Return on Total Capital	8%	11.5%	16%

Performance Share Incentive Award

For the 2017-2019 Performance Share Incentive Award, we established the following cumulative diluted earnings per share growth and cumulative revenue growth threshold, target, and maximum goals:

Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7%	11%

We granted stock options, performance share units for the 2017-2019 Performance Share Incentive Award, and restricted shares to our executive officers consistent with our equity award policy in the following amounts:

Named Executive Officer	Options (# Shares)	Performance Share Units at Target (#)	Restricted Shares (#)
Michael F. Hilton	60,400	14,900	7,450
Gregory A. Thaxton	14,000	3,600	1,800
John J. Keane	14,000	3,600	1,800
Gregory P. Merk	10,000	2,700	1,350
Robert E. Veillette	8,600	2,200	1,100

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PART VI: POLICIES RELATED TO EXECUTIVE COMPENSATION

Equity Award Policy

We grant equity on a consistent schedule, generally at the first Committee meeting following the close of the fiscal year. We do not grant performance share units, stock options, or restricted shares to our executive officers in anticipation of the release of significant earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, we do not time the release of material non-public information based on equity award grant dates. Awards are effective on the date that we grant the award. The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers and key employees. We have delegated limited authority to Mr. Hilton to grant equity awards, excluding awards made to executive officers. Equity awards granted by Mr. Hilton in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter.

Incentive Compensation Forfeiture (Clawback) Policy

We have a formal “clawback” policy for incentive awards that is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act. Under the policy, we may require our executive officers to repay cash-based incentive compensation and/or equity incentive awards in the event of a material restatement of the consolidated financial statements of the Company, other than any restatement required pursuant to a change in applicable accounting rules. Recovery is limited to amounts paid or realized by an executive officer during the three-year period preceding the date that we are required to prepare a restatement.

Additionally, our Board of Directors, upon the Committee’s recommendation, may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, require reimbursement or payment by the executive officer to the Company of equity-based compensation and performance-based compensation in an amount determined by the Board of Directors to be attributable to: (i) conduct that violates our Code of Ethics and Business Conduct, or (ii) willful misconduct or fraud that causes harm to the Company.

The Committee will revise the policy as appropriate once final rules are issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Share Ownership Guidelines

We require share ownership by our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following multiples of base salary in the equivalent number of common shares:

Chief Executive Officer	5 times base salary
President (other than the Chief Executive Officer)	3 times base salary
Chief Financial Officer	3 times base salary
Other Executive Officers	2 times base salary

The number of shares required to be held varies according to our common share price movement. Newly elected executive officers will have up to five years to meet the ownership requirements after their election.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by the Committee) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or

56 |	Nordson Corporation – 2017 Proxy Statement

Performance Share Incentive Award payouts, net of shares withheld to cover the taxes due, until the share ownership requirement is achieved or there is progress towards the ownership requirement. We review the share ownership of each executive officer compared to the applicable share ownership guidelines, including the number of vested stock options, share equivalent units in deferred compensation plans and share ownership in the Nordson Corporation Employee Stock Ownership Plan and 401(k) Plan, each of which count as valid forms of share ownership under the ownership guidelines. As of October 31, 2016, all named executive officers exceed their respective ownership guidelines.

Anti-Pledging/Anti-Hedging Policy

We prohibit directors and executive officers from pledging Nordson common shares as collateral. Also prohibited is trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Nordson securities.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit. Payments of base salary and service-based restricted shares would not be excludable and, thus, the payment of those amounts in excess of $1,000,000 in one fiscal year would, generally, be non-deductible.

Our general philosophy is to attempt to qualify compensation for tax deductibility under Section 162(m) of the Internal Revenue Code, wherever we deem appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives. The Committee however retains full discretion to construct compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

As discussed above, for 2016, payouts under the Annual Cash Incentive Award and 2014-2016 Performance Share Incentive Award to executive officers subject to Section 162(m) were made in accordance with performance-based compensation arrangements that were intended to qualify as tax deductible.

Nordson Corporation – 2017 Proxy Statement	| 57

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A and incorporated by reference into the Company’s 2016 Annual Report, each as filed with the SEC.

Compensation Committee,

Mary G. Puma, Chair

Lee C. Banks

Joseph P. Keithley

Victor L. Richey, Jr.

January 27, 2017

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the SEC or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

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RISKS RELATED TO EXECUTIVE COMPENSATION POLICIES AND PRACTICES

The Committee believes that the design of the executive compensation program as outlined in the “Compensation Discussion and Analysis” above places emphasis on long-term incentives and competitive base salaries. While the Annual Cash Incentive Award is tied to short-term performance, the Committee concluded that emphasis on long-term incentives appropriately balances risk and management’s motivations for our long-term success, including share price performance, with the interests of our long-term shareholders. Although our executive compensation program is designed to pay-for-performance and provide incentive-based compensation, the incentive-driven elements of our executive compensation program contain various mitigating features that are designed to discourage management from taking unnecessary risks in managing the business that could maximize short-term results at the expense of long-term value.

The Committee has the authority to set performance measures and goals, monitor performance, and to exercise negative discretion in determining incentive award payouts to our executive officers.

We believe that our compensation policies and practices do not encourage our executive officers to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.

The table below summarizes the risk mitigation factors applicable to the primary elements of the Company’s executive compensation program.

Base Salary Risk Mitigation Factors

Fixed Amount.    Base salary does not encourage risk-taking as it is a fixed amount.

Small Percentage of Total Compensation.    Base salary is a relatively small percentage of total direct compensation for executive officers.

Annual Cash Incentive Award Risk Mitigation Factors

Multiple Performance Factors.    The Annual Cash Incentive Award features multiple quantitative performance measures that encourage executives to focus on the overall strength of the business rather than a single financial measure.

Award Cap.    Awards payable to any individual are capped.

Management Processes.    Board and management processes are in place to oversee risks associated with the Annual Cash Incentive Award, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board of Directors and the Audit Committee.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany cash-based incentive awards for our executive officers.

Long-Term Equity Compensation Risk Mitigation Factors

Share Ownership Guidelines.      Share ownership guidelines align the executive interests with those of our long-term shareholders.

Vesting Schedule Overlaps.    The vesting schedules for long-term incentives overlap and, therefore, reduce an executive officer’s motivation to maximize performance in any one period.

Service-based Vesting.    Service-based vesting aligns with long-term shareholder interests.

Anti-Hedging/Anti-Pledging Policy.    The Company’s anti-hedging policy prohibits directors and our executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. Our anti-pledging policy prohibits our directors and executive officers from pledging our common stock as collateral.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany equity-based awards for our executive officers.

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SUMMARY COMPENSATION FOR FISCAL YEAR 2016

All references in this section to years are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

The following narratives, tables, footnotes and supplemental tables present the components of compensation for our named executive officers for the fiscal year ended October 31, 2016. The individual components of the compensation reflected in the Summary Compensation Table (“SCT”) for 2016 and the prior two fiscal years are:

•	Salary. Base salary earned by a named executive officer. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the “Non-Qualified Deferred Compensation” table.

•	Bonus. We did not award any discretionary cash bonus to any named executive officer.

•

Stock Awards.    The awards disclosed in the “Stock Awards” column consist of restricted share awards and performance share awards for the 2016-2018, 2015-2017, and 2014-2016 performance periods. The calculations are based upon the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718 for 2016, 2015, and 2014. Details about the Performance Share Incentive Awards are included in the narrative accompanying the “Grants of Plan-Based Awards” table below. For performance share awards, grant date fair value disclosed in the SCT is based on the level at which the award is expected to pay out, rather than at the maximum possible payout. The maximum payout appears in a footnote to the table.

•

Option Awards.    The awards disclosed in the “Option Awards” column consist of option awards for our common stock. The award amounts represent the grant date fair value of stock options as calculated under FASB ASC Topic 718. Details about the option awards made during 2016 are included in the narrative accompanying the “Grants of Plan-Based Awards” table.

•

Non-Equity Incentive Plan Compensation.    The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned under the Annual Cash Incentive Award. Further information concerning the Annual Cash Incentive Award may be reviewed in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.”

•

Change in Pension Value and Non-Qualified Deferred Compensation Earnings.    The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent any actuarial increase during the fiscal year in the pension value provided under our qualified defined benefit pension plan and non-qualified excess defined benefit pension plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion of our defined benefit pension plan, and excess defined benefit pension plan accompanies the “Pension Benefits” table.

•

All Other Compensation.    The amounts disclosed in the “All Other Compensation” column include the combined value of the named executive officer’s perquisites, our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan and other noted payments.

60 |	Nordson Corporation – 2017 Proxy Statement

Summary Compensation Table

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for 2016.

Name and Principal Position	Fiscal Year	Salary (1) $	Bonus $	Stock Awards (2) $	Option Awards (3) $	Non-Equity Incentive Plan Compensation (4) $	Change in Pension Value & Non- Qualified Deferred Compensation Earnings (5) $	All Other Compensation (6) $	Total $
Michael F. Hilton	2016	850,000	—	1,897,868	1,416,040	1,380,400	775,637	108,904	6,428,849
President and Chief	2015	825,000	—	1,752,298	1,425,589	800,000	761,474	75,158	5,639,519
Executive Officer	2014	800,000	—	1,534,825	1,233,462	1,294,000	535,762	96,057	5,494,106
Gregory A. Thaxton	2016	435,000	—	495,096	334,559	494,508	618,576	41,600	2,419,339
Senior Vice President,	2015	420,000	—	434,012	354,220	326,340	514,429	34,511	2,083,512
Chief Financial Officer	2014	390,000	—	385,375	317,754	410,036	702,369	43,509	2,249,043
John J. Keane	2016	420,000	—	495,096	334,559	448,056	473,781	43,015	2,214,507
Senior Vice President	2015	405,000	—	449,308	362,930	283,500	337,997	34,990	1,873,725
	2014	380,000	—	568,080	332,197	353,461	478,693	37,665	2,150,096
Gregory P. Merk	2016	380,000	—	350,693	260,645	411,996	483,320	26,570	1,913,224
Senior Vice President	2015	345,000	—	318,020	240,986	291,249	204,056	17,904	1,417,215
	2014	320,000	—	273,325	219,539	282,269	617,601	30,046	1,742,780
Robert E. Veillette	2016	357,000	—	288,806	213,962	318,872	447,031	33,993	1,659,664
Vice President,	2015	345,000	—	279,144	220,661	210,623	431,046	33,134	1,519,608
General Counsel & Secretary	2014	330,000	—	245,375	199,318	293,576	613,162	25,983	1,707,414

(1)	This column includes amounts of base salary deferred into the 2005 Deferred Compensation Plan. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(2)	This column represents the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718. The grant date fair value disclosed for performance share awards is based on target performance. The maximum performance share award amount with respect to each of the named executive officers is shown in the table below. The assumptions made in valuing share awards reported in this column for 2016 are discussed in Note 15, Stock-based Compensation, to the consolidated financial statements included in our Report on Form 10-K for 2016 .

Named Executive Officer	Fiscal Year	Maximum Payout (# of Units)	Maximum Grant Date Fair Value Payout ($)
Michael F. Hilton	2016	36,800	$2,490,992
	2015	30,200	$2,309,696
	2014	29,200	$2,022,100
Gregory A. Thaxton	2016	9,600	$649,824
	2015	7,600	$581,248
	2014	7,400	$512,450
John J. Keane	2016	9,600	$649,824
	2015	8,000	$611,840
	2014	7,800	$540,150
Gregory P. Merk	2016	6,800	$460,292
	2015	5,400	$412,992
	2014	5,200	$360,100
Robert E. Veillette	2016	5,600	$379,064
	2015	4,800	$367,104
	2014	4,600	$318,550

(3)	This column represents the grant date fair value of the stock option award as calculated under FASB ASC Topic 718 as of the respective grant date for each award. The grant date fair value was determined using the Black-Scholes valuation model. For additional information regarding such awards, see the “Grants of Plan-Based Awards” table below. The aggregate grant date fair value may not correspond to the actual value that may be recognized by the named executive officer. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share at the time of exercise.

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The table below lists the assumptions used to estimate the grant date fair value of stock options awarded to the named executive officers and included in this column as of October 31, 2016:

Fiscal Year	Number of Shares Awarded	Exercise Price	Expected Life (in years)	Dividend Yield	Volatility	Risk-Free Rate
2012	102,800	$43.73	6.1	1.20%	0.4540	1.23%
2013	80,600	$61.59	6.1	1.01%	0.4530	0.90%
2014	79,700	$71.75	6.1	1.03%	0.4417	1.79%
2015	89,700	$79.66	6.1	1.10%	0.3954	1.85%
2016	131,600	$70.91	6.2	1.54%	0.3037	1.90%

The assumptions listed above differ slightly from those presented in Note 15, Stock-based Compensation to the consolidated financial statements included in our 2016 Annual Report. The assumptions in Note 15 represent awards to all executive officers and key employees and grant dates during each year.

See the “Grants of Plan-Based Awards” table for information with respect to the stock options awarded in 2016 and the “Outstanding Equity Awards” table for information with respect to the stock options awarded prior to 2016.

(4)	The amounts in this column represent the total non-equity incentive plan compensation we recognized in the respective fiscal year under our Annual Cash Incentive Award and also include the portion of the Annual Cash Incentive Award payout that was deferred by our named executive officers. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(5)	The amounts entered in this column include the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the Nordson Corporation Salaried Employees Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan. There were no above-market or preferential earnings on non-qualified deferred compensation. The present value amounts of the accumulated benefits were determined using assumptions discussed in Note 7, Retirement, Pension and other Post-retirement Plans to the consolidated financial statements included in our 2016 Annual Report.

The following table provides further details to the increases by plan for 2016:

Named Executive Officer	Change in Pension Plan Value ($)	Change in Excess Pension Plan Value ($)
Michael F. Hilton	70,698	704,939
Gregory A. Thaxton	151,304	467,272
John J. Keane	137,867	335,914
Gregory P. Merk	39,378	443,942
Robert E. Veillette	137,350	309,681

(6)	The following tables describe each component of the “All Other Compensation” column in the Summary Compensation Table:

Named Executive Officer	Total Perquisites ($) (a)	Company Contributions to Tax-Qualified and Non-Qualified Plans ($)	Dividends Related to Share- Based Plans ($)	Company Match of Charitable Contributions ($)	Total All Other Compensation ($)
Michael F. Hilton	11,604	64,502	16,468	16,330	108,904
Gregory A. Thaxton	7,016	22,799	4,158	7,627	41,600
John J. Keane	5,694	23,149	6,172	8,000	43,015
Gregory P. Merk	2,450	21,083	3,037	—	26,570
Robert E. Veillette	5,270	17,489	2,574	8,660	33,993

(a)	Total perquisites for 2016:

Named Executive Officer	Financial Planning ($)	Business and Airline Club Dues ($)	Executive Physicals ($)	Total Perquisites ($)
Michael F. Hilton	5,000	5,177	1,428	11,604
Gregory A. Thaxton	5,000	500	1,516	7,016
John J. Keane	4,500	450	744	5,694
Gregory P. Merk	2,450	—	—	2,450
Robert E. Veillette	4,200	1,070	—	5,270

62 |	Nordson Corporation – 2017 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

We granted the following awards to our executive officers in 2016:

•

Annual Cash Incentive Awards — The Compensation Committee establishes quantitative corporate financial and operating unit measures and performance goals at the beginning of a fiscal year. Any payouts are determined by actual fiscal year performance against the pre-established corporate financial and business operating performance measures for our named executive officers that lead our businesses. These awards are referred to in the following table as “ACIA.”

•

Performance Share Incentive Awards — The Compensation Committee establishes performance share incentive awards for executive officers based on three-year cumulative performance measures. The award is in the form of performance share units which are settled in unrestricted Nordson common shares on a one-for-one basis or share equivalent units on a one-for-one basis for payouts that are deferred. The payout will vary based upon the actual level of performance over a three-year period. However, the threshold performance level must be achieved before any payout is made. These awards are referred to in the following table as “PSIA.”

•

Restricted Share Awards — Restricted shares are awarded subject to restrictions on transferability. The shares may be voted but not sold or transferred during the restriction period. Cash dividends are paid on the restricted shares during the restriction period. Restricted shares vest on a pro-rata basis annually each year for three years following the date of award. These awards are referred to in the following table as “RS.”

•

Stock Option Awards — Stock options have a term of ten years, become exercisable over a four-year period at the rate of 25% per year beginning one year from the grant date, and have an exercise price equal to the closing price of our common shares on the grant date. Under the terms of award, the exercise price and tax-withholding obligations may be paid with previously owned common shares or with shares acquired upon exercise. Information with respect to each of these awards on an award-by-award basis is set forth in the table below. These awards are referred to in the following table as “Options.”

Nordson Corporation – 2017 Proxy Statement	| 63

Grants of Plan-Based Awards

The following table and footnotes present the components of the plan-based awards made to our named executive officers during 2016.

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Plan	Grant Date	($)	($)	($)	(#)	(#)	(#)
Hilton	ACIA	11/23/2015	425,000	850,000	1,700,000	—	—	—	—	—	—	—
	PSIA	11/23/2015	—	—	—	9,200	18,400	36,800	—	—	—	1,245,496
	RS	11/23/2015	—	—	—	—	—	—	9,200	—	—	652,372
	Options	11/23/2015	—	—	—	—	—	—	—	72,800	$70.91	1,416,040
Thaxton	ACIA	11/23/2015	152,250	304,500	609,000	—	—	—	—	—	—	—
	PSIA	11/23/2015	—	—	—	2,400	4,800	9,600	—	—	—	324,912
	RS	11/23/2015	—	—	—	—	—	—	2,400	—	—	170,184
	Options	11/23/2015	—	—	—	—	—	—	—	17,200	$70.91	334,559
Keane	ACIA	11/23/2015	147,000	294,000	588,000	—	—	—	—	—	—	—
	PSIA	11/23/2015	—	—	—	2,400	4,800	9,600	—	—	—	324,912
	RS	11/23/2015	—	—	—	—	—	—	2,400	—	—	170,184
	Options	11/23/2015	—	—	—	—	—	—	—	17,200	$70.91	334,559
Merk	ACIA	11/23/2015	114,000	228,000	456,000	—	—	—	—	—	—	—
	PSIA	11/23/2015	—	—	—	1,700	3,400	6,800	—	—	—	230,146
	RS	11/23/2015	—	—	—	—	—	—	1,700	—	—	120,547
	Options	11/23/2015	—	—	—	—	—	—	—	13,400	$70.91	260,645
Veillette	ACIA	11/23/2015	98,175	196,350	392,700	—	—	—	—	—	—	—
	PSIA	11/23/2015	—	—	—	1,400	2,800	5,600	—	—	—	189,532
	RS	11/23/2015	—	—	—	—	—	—	1,400	—	—	99,274
	Options	11/23/2015	—	—	—	—	—	—	—	11,000	$70.91	213,962

(1)	These columns show the estimated dollar value of the potential payout under the ACIA at threshold, target or maximum payout levels. The Compensation Committee’s process to determine payouts under the ACIA is described in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.”

(2)	These columns show the potential number of shares to be paid out for our named executive officers under the PSIA at threshold, target or maximum performance. The measures and potential payouts are described in more detail in Part III of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Key Components of Our Executive Compensation Program.” The grant date fair value, based on target performance for these performance awards, is included in the “Stock Awards” column of the Summary Compensation Table.

(3)	Values in this column reflect the grant date fair value for stock option awards and PSIAs determined in accordance with FASB ASC Topic 718. The grant date fair value of the PSIAs are at target. The actual amounts that will be received by the named executive officer will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable on the grant date.

For establishing grant date fair value of stock options, we use the Black-Scholes option pricing model to calculate the fair value of stock options. The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of stock options is the fair market value of our common shares on the grant date. The following table sets forth the assumptions used in the calculation of the amounts for stock option awards presented in the table:

a.	Expected Volatility: 0.3037.

b.	Risk-Free Interest Rate: The rate available at the time the award was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 1.90%.

c.	Dividend Yield: 1.54% based on the historical dividend yield.

d.	Expected Life: 6.2 years.

The calculations for the fair value of restricted shares are based upon the grant date fair value of restricted share awards determined using the market price of our common stock at the award date.

64 |	Nordson Corporation – 2017 Proxy Statement

OUTSTANDING EQUITY AWARDS AT OCTOBER 31, 2016

The following narrative, table and footnotes describe equity awards to our named executive officers under our 2012 Stock Incentive and Award Plan that were outstanding as of the end of 2016:

•

2015-2017 Performance Share Incentive Awards (disclosed as “2015 PSIA” awards in the “Stock Awards” columns).    The 2015-2017 performance period began November 1, 2014 and concludes October 31, 2017. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•

2016-2018 Performance Share Incentive Awards (disclosed as “2016 PSIA” awards in the “Stock Awards” columns).    The 2016-2018 performance period began November 1, 2015 and concludes October 31, 2018. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	Restricted Share Awards (disclosed in the “Stock Awards” columns). Consist of the unvested restricted shares as of October 31, 2016.

•	Stock Option Awards (disclosed in the “Option Awards” columns). Consist of outstanding stock options awarded to our named executive officers

Nordson Corporation – 2017 Proxy Statement	| 65

Outstanding Equity Awards

The following table sets forth information with respect to performance share awards, restricted share awards and stock options held by our named executive officers as of October 31, 2016. Dates noted below the names of the named executive officers represent award dates for stock options and restricted shares.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options - Exercis- able (1) (#)	Number of Securities Underlying Unexer- cised Options- Unexercis- able (1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested (4) ($)
Michael F. Hilton
2015 PSIA	—	—	—	—	—	—	30,200	3,023,926
2016 PSIA	—	—	—	—	—	—	36,800	3,684,784
Restricted Shares
25-Nov-2013	—	—	—	—	2,434	243,716	—	—
24-Nov-2014	—	—	—	—	5,000	500,650	—	—
23-Nov-2015	—	—	—	—	9,200	921,196	—	—
Stock Options:
16-Jan-2010 (5)	69,218	—	30.70	16-Jan-2020	—	—	—	—
7-Dec-2010	50,000	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	55,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	32,250	10,750	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	21,350	21,350	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	12,275	36,825	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	—	72,800	70.91	23-Nov-2025	—	—	—	—
Gregory A. Thaxton
2015 PSIA	—	—	—	—	—	—	7,600	760,988
2016 PSIA	—	—	—	—	—	—	9,600	961,248
Restricted Shares
25-Nov-2013	—	—	—	—	600	60,078	—	—
24-Nov-2014	—	—	—	—	1,200	120,156	—	—
23-Nov-2015	—	—	—	—	2,400	240,312	—	—
Stock Options:
5-Dec-2007	3,200	—	26.46	5-Dec-2017	—	—	—	—
4-Dec-2008	7,475	—	14.37	4-Dec-2018	—	—	—	—
3-Dec-2009	11,250	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	11,400	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	13,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	8,250	2,750	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	5,500	5,500	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	3,050	9,150	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	—	17,200	70.91	23-Nov-2025	—	—	—	—
John J. Keane
2015 PSIA	—	—	—	—	—	—	8,000	801,040
2016 PSIA	—	—	—	—	—	—	9,600	961,248
Restricted Shares
25-Nov-2013	—	—	—	—	634	63,482	—	—
27-Aug-2014 (6)	—	—	—	—	2,000	200,260	—	—
24-Nov-2014	—	—	—	—	1,200	120,156	—	—
23-Nov-2015	—	—	—	—	2,400	240,312	—	—
Stock Options:
3-Dec-2009	23,600	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	16,000	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	16,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	8,925	2,975	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	5,750	5,750	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	3,125	9,375	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	—	17,200	70.91	23-Nov-2025	—	—	—	—

66 |	Nordson Corporation – 2017 Proxy Statement

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options - Exercis- able (1) (#)	Number of Securities Underlying Unexer- cised Options- Unexercis- able (1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested (4) ($)
Gregory P. Merk
2015 PSIA	—	—	—	—	—	—	5,400	540,702
2016 PSIA	—	—	—	—	—	—	6,800	680,884
Restricted Shares
25-Nov-2013	—	—	—	—	434	43,456	—	—
24-Nov-2014	—	—	—	—	934	93,521	—	—
23-Nov-2015	—	—	—	—	1,700	170,221	—	—
Stock Options:
3-Dec-2009	12,200	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	9,000	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	10,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	5,700	1,900	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	3,800	3,800	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	2,075	6,225	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	—	13,400	70.91	23-Nov-2025	—	—	—	—
Robert E. Veillette
2015 PSIA	—	—	—	—	—	—	4,800	480,624
2016 PSIA	—	—	—	—	—	—	5,600	560,728
Restricted Shares
25-Nov-2013	—	—	—	—	400	40,052	—	—
24-Nov-2014	—	—	—	—	800	80,104	—	—
23-Nov-2015	—	—	—	—	1,400	140,182	—	—
Stock Options:
5-Dec-2007	3,200	—	26.46	5-Dec-2017	—	—	—	—
4-Dec-2008	17,000	—	14.37	4-Dec-2018	—	—	—	—
3-Dec-2009	8,000	—	27.26	3-Dec-2019	—	—	—	—
7-Dec-2010	6,400	—	43.32	7-Dec-2020	—	—	—	—
28-Nov-2011	8,800	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	5,325	1,775	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	3,450	3,450	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	1,900	5,700	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	—	11,000	70.91	23-Nov-2025	—	—	—	—

(1)	Amounts in these columns represent outstanding vested and unvested stock options awarded from November 22, 2006 to October 31, 2016. The options are exercisable in four equal annual installments (25% of award per year), commencing one year after the grant date. As of October 31, 2016, none of the options awarded during 2016 had vested.

(2)	Amounts in these columns represent restricted share awards that have not vested as of October 31, 2016. Restricted shares vest in three equal annual installments, commencing one year after date of grant. Market Value was calculated by multiplying the closing price of our common shares on October 31, 2016 – $100.13 per share – by the number of unvested shares.

(3)	This column reflects performance share units awarded in 2015 and 2016. Payouts in unrestricted shares are conditioned upon performance during three-year cycles ending on October 31, 2017 and October 31, 2018, respectively, and will be determined following the Compensation Committee’s certification of performance at the close of the respective performance period.

(4)	The 2015-2017 and 2016-2018 performance period awards are shown at maximum payout since the target performance level would be exceeded based on performance to date. Market value was calculated by multiplying the closing price of our common shares on October 31, 2016 – $100.13 per share – by the maximum number of performance shares.

(5)	Upon his employment as President and Chief Executive Officer, Mr. Hilton was awarded 69,218 stock options pursuant to the employment agreement we entered into with Mr. Hilton. These options are fully vested.

(6)	Mr. Keane was awarded 2,000 restricted shares on August 27, 2014 in recognition of his assuming management of multiple product lines effective June 6, 2014 and for retention purposes. These restricted shares will vest on August 27, 2017.

Nordson Corporation – 2017 Proxy Statement	| 67

STOCK OPTION EXERCISES AND STOCK VESTED TABLES

The following tables set forth information with respect to the stock options exercised, restricted shares vested and the Performance Share Incentive Award earned, before payment of any applicable withholding tax and broker commissions.

	Stock Option		2014-2016 PSIA Payout
Named Executive Officer	Number of Shares Acquired (#)	Value Realized ($)	Number of Shares Acquired (#)	Value Realized ($) (1)
Michael F. Hilton	—	—	23,491	$2,664,349
Gregory A. Thaxton	1,600	$97,648	5,953	$675,189
John J. Keane	6,900	$422,496	6,275	$711,711
Gregory P. Merk	43,400	$3,293,576	4,183	$474,436
Robert E. Veillette	12,200	$734,586	3,701	$419,767

(1)	Settlement of performance shares occurred on January 3, 2017. The closing price of our common shares was $113.42 on January 3, 2017. Mr. Hilton deferred 21,141 shares having a settlement date value of $2,397,812; and Mr. Merk deferred 836 shares having a settlement date value of $94,819.

	Restricted Shares (Vested 11/28/15) (1)		Restricted Shares (Vested 11/25/15) (2)		Restricted Shares (Vested 11/24/15) (3)
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
Michael F. Hilton	2,668	$193,590	2,433	$175,663	2,500	$179,375
Gregory A. Thaxton	668	$48,470	600	$43,320	600	$43,050
John J. Keane	734	$53,259	633	$45,703	600	$43,050
Gregory P. Merk	484	$35,119	433	$31,263	466	$33,436
Robert E. Veillette	434	$31,491	400	$28,880	400	$28,700

(1)	These restricted shares were awarded November 28, 2012.

(2)	These restricted shares were awarded November 25, 2013.

(3)	These restricted shares were awarded November 24, 2014.

(4)	Value realized was calculated by multiplying the closing price of our common shares on the date restrictions expired by the number of shares that vested:

(a)	November 27, 2015 ($72.56 per share); and

(b)	November 25, 2015 ($72.20 per share); and

(c)	November 24, 2015 ($71.75 per share).

68 |	Nordson Corporation – 2017 Proxy Statement

PENSION BENEFITS TABLE

The following table, narrative and footnotes set forth the actuarial present value of, and other information about, the pension benefits accumulated by each of our named executive officers for 2016.

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1)(2) ($)	Payments During Last Fiscal Year ($)
Michael F. Hilton	Salaried Employees Pension Plan	6.75	314,216	—
	Excess Defined Benefit Pension Plan	6.75	3,020,147	—
Gregory A. Thaxton	Salaried Employees Pension Plan	27.0	1,017,488	—
	Excess Defined Benefit Pension Plan	27.0	2,682,911	—
John J. Keane	Salaried Employees Pension Plan	24.0	906,607	—
	Excess Defined Benefit Pension Plan	24.0	2,389,514	—
Gregory P. Merk (3)	Salaried Employees Pension Plan	3.75	106,478	—
	Excess Defined Benefit Pension Plan	22.33	1,675,161	—
Robert E. Veillette	Salaried Employees Pension Plan	31.42	1,499,511	—
	Excess Defined Benefit Pension Plan	31.42	2,012,462	—

(1)	For the Salaried Employees Pension Plan, the actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2016 are:

•	measurement date of October 31;

•	each participant’s benefit commences at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2016 using a discount rate of 4.05%;

•	the benefits are payable as a single life annuity; and

•	post-retirement mortality based on the RP2006 Fully Generational Mortality Table for Healthy Employees projected with mortality improvements by Scale MP2016.

(2)	For the Excess Defined Benefit Pension Plan, the calculation of the present value of the accumulated benefit for Messrs. Hilton, Thaxton, Keane, and Merk assumes that each participant’s benefit is payable as a lump sum commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2016 using a discount rate of 4.05%, a lump sum interest rate of 2.89% and post-retirement mortality based on the life expectancy under IRC regulation 1.401(a)(9)-9. The calculation for Mr. Veillette assumes an annuity payment commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2016 using a discount rate of 3.75% and post-retirement mortality based on the RP2014 Fully Generational Mortality Table with Scale MP 2014 for Healthy Employees.

(3)	Mr. Merk became a participant in the Salaried Employees Pension Plan and the Excess Defined Benefit Pension Plan effective February 1, 2013. He receives benefit service credit for his service prior to February 1, 2013 with Nordson under the Excess Defined Benefit Pension Plan.

Salaried Employees Pension Plan

We sponsor the Nordson Corporation Salaried Employees Pension Plan (the “Salaried Employees Pension Plan”), a defined benefit pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and cash incentive payment) for 60 months of the 120 most recent consecutive months prior to retirement. Compensation used to determine benefits under the Salaried Employees Pension Plan may not exceed the limit under the Internal Revenue Code.

Normal retirement age under the Salaried Employees Pension Plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately but experience a reduction in the benefit for every month prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 65, or after five years of service. The benefits are further reduced by benefits received under the Social Security program.

Nordson Corporation – 2017 Proxy Statement	| 69

If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the Salaried Employees Pension Plan become payable on the first of the month following retirement, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•

Life Only Annuity.    If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•

50% Joint & Survivor Annuity.    If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•

100% (or 75%) Joint & Survivor Annuity.    A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•

10 Year Certain Annuity.    A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•

Level Income Option.    This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

Excess Defined Benefit Pension Plan

We also sponsor an Excess Defined Benefit Pension Plan for our U.S.-based executive officers. This plan is a non-tax qualified supplemental defined benefit plan designed to work in conjunction with the Salaried Employees Pension Plan. The pension benefit outlined above for the Salaried Employees Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under the Salaried Employees Pension Plan and the balance is paid out under the Excess Defined Benefit Pension Plan. In addition to the benefit payout alternatives under the Salaried Employees Pension Plan, our executive officers may under the Excess Defined Benefit Pension Plan elect a lump sum payout of the benefit following termination of employment.

Benefits under the Excess Defined Benefit Pension Plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the

70 |	Nordson Corporation – 2017 Proxy Statement

termination of employment will result in the imposition of additional taxes on the executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the Excess Defined Benefit Pension Plan year in which the delayed payment period commences.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth the contributions, earnings, withdrawals or distributions and aggregate balances for the named executive officers in 2016 under the 2005 Deferred Compensation Plan.

	Deferred Compensation Plan
Named Executive Officer	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)
Michael F. Hilton	1,149,821	56,552	3,727,293	—	13,035,499
Gregory A. Thaxton	356,211	17,364	894,629	—	3,507,912
John J. Keane	30,000	15,199	379,174	—	2,344,916
Gregory P. Merk	110,024	11,448	75,609	—	526,431
Robert E. Veillette	117,205	11,518	609,709	—	2,652,819

(1)	This column includes:

(a)	Amounts of base salary each named executive officer deferred in 2016: Mr. Hilton – $50,971; Mr. Thaxton – $43,472; Mr. Keane – $30,000; Mr. Merk – $25,476; and Mr. Veillette – $35,676. These amounts deferred are included in the “Salary” column of the Summary Compensation Table.

(b)	Amounts of Annual Cash Incentive Award payout deferred in 2016: Mr. Hilton – $48,000; Mr. Thaxton – $163,170; Mr. Merk – $43,687; and Mr. Veillette – $42,125.

(c)	Of the 2013-2015 Performance Share Incentive Award payout, Mr. Hilton deferred 16,588 shares having a settlement date value of $1,050,850; Mr. Thaxton deferred 2,361 shares having a settlement date value of $149,569; Mr. Merk deferred 645 shares having a settlement date value of $40,861; and Mr. Veillette deferred 622 shares having a settlement date value of $39,404.

(2)	The increase in aggregate earnings is attributable primarily to appreciation in the share price of Nordson common stock in 2016.

(3)	The fiscal year-end aggregate balances reported in this column include the amounts of base salary, Annual Cash Incentive Award payouts and Performance Share Incentive Award payouts that were deferred and reported as compensation in the Summary Compensation Table in previous years:

(a)	Base salary: Mr. Hilton – $97,390; Mr. Thaxton – $80,919; Mr. Keane – $60,000; Mr. Merk – $97,186; and Mr. Veillette – $69,963.

(b)	Annual Cash Incentive Award payout: Mr. Hilton – $124,140; Mr. Merk – $55,215; and Mr. Veillette – $92,815.

(c)	Settlement date dollar value of Performance Share Incentive Award payout: Mr. Hilton – $4,218,381; Merk – $118,264; and Mr. Veillette – $312,815.

Deferred Compensation Plan

Under the Deferred Compensation Plan, our executive officers may elect to defer up to 100% of their base pay and Annual Cash Incentive Award payout, and 90% of their Performance Share Incentive Award payout each year. An executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee, including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under our qualified defined contribution 401(k) Plan, although the plans are not linked. The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

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Distributions are made in either a lump sum or installments based upon the executive officer’s annual election. An executive officer may elect to receive payment in the form of a single lump sum or periodic payments over a period of 5, 10 or 15 years. No later than 12 months prior to a distribution, an executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least 5 years after the original date of distribution previously elected by the executive officer.

The Internal Revenue Code places limits on amounts that “highly compensated employees,” such as our executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) Plan accounts of our executive officers in 2016 were limited. In order to restore any matching contribution amount that may have been forgone by our executive officers because of this limitation, we provide executive officers the opportunity to capture this potentially lost match in the deferred compensation plan. This restoration match is made to the executive officers who defer at least a minimum portion of their base salary.

For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the executive officer’s share equivalent unit account. Upon an executive officer’s death, payment of any balance in a deferral account will be made to a designated beneficiary.

In order to permit deferrals and payouts that comply with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options and respective returns under the Amended and Restated 2005 Deferred Compensation Plan for 2014, 2015 and 2016 were as follows:

Investment Funds	2016 Return %	2015 Return %	2014 Return %
Investment Contract	3.05%	3.00%	2.58%
Money Market Trust	(0.24)%*	(0.63)%	(0.64%)
Large Cap Value (500 Index B)	3.58%	4.33%	16.26%
Large Cap Blend (Equity-Income)	6.90%	(3.09)%	9.23%
Large Cap Growth (Blue Chip Growth)	(0.55)%	11.56%	14.74%
International Equity Index (B)	(0.05)%	(6.28)%	0.07%
Nordson Stock (includes dividends)	41.94%	(5.76)%	4.34%

*	Average of the 2016 Return % of two funds. The Money Market fund in the plan was merged into a new fund in April 2016.

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POTENTIAL BENEFITS UPON TERMINATION

The following table and narrative address the impact a loss of employment in each of the following scenarios as of October 31, 2016 has on executive compensation and benefits: termination for cause or voluntary termination, death, long-term disability, retirement, involuntary termination and termination without cause or for good reason and payments in connection with a termination following a change-in-control.

Payout of account balances of our executive officers’ deferred compensation plan accounts, qualified and excess defined benefit pension plans and qualified defined contribution (401(k)) plan would be made under the distribution provisions of those plans.

Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability (1) or Retirement At Normal Age (age 65) (2)	Termination Due to Early Retirement (age 55) (2)	Involuntary Termination (3) / Termination Without Cause or for Good Reason (4)	Termination following a Change-in-Control (5)
Severance (Cash)	None	None	None	Chief Executive Officer Only: Described in the “Severance Agreements” section above under Part IV of Compensation Discussion and Analysis	Lump sum cash payment equal to two times the sum of the executive officer’s annual base salary and cash incentive award (at target payout)

Stock Options (Unvested)	Forfeited	Death or Disability: full vesting (6) Retirement at 65: vesting continues except for awards made less than 12 months prior to termination, which are forfeited (6)	Vesting Continues except for awards made less than 12 months prior to termination, which are forfeited (7)	Forfeited	Vest upon a change-in-control

Service-Based Restricted Shares (Unvested)	Forfeited	Death or Disability: full vesting (6) Retirement at 65: full vesting, except for awards made less than 12 months prior to termination, which are forfeited	Pro-rated vesting based on number of months of service since award date except for awards made less than 12 months prior to termination, which are forfeited	Chief Executive Officer Only: Full vesting All Others: Forfeited	Vest upon a change-in-control

Performance Share Incentive Award	Forfeited	Pro-rated payout determined at the conclusion of the respective performance period	Pro-rated payout determined at the conclusion of the respective performance period	Forfeited	Vesting with payout based on performance at target as of the date of change-in-control

Excess Defined Pension Benefit	No enhancement	No enhancement	No enhancement	No enhancement	Two (2) additional years of age and benefit service

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Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability (1) or Retirement At Normal Age (age 65) (2)	Termination Due to Early Retirement (age 55) (2)	Involuntary Termination (3) / Termination Without Cause or for Good Reason (4)	Termination following a Change-in-Control (5)

Paid Health Care Benefits	None	None	None	Chief Executive Officer: Yes For Others: None	Yes

Professional Outplacement Services	None	None	None	None	Yes (up to $50,000)

Excise and Related Income Tax Gross Up	None	None	None	None	Yes (8)

(1)	A disability benefit is payable under the long-term disability plan under a group life insurance policy. Any amounts due to an executive officer above the maximum disability payment provided by the policy ($25,000 per month) would be paid from our general assets. In the event of the Chief Executive Officer’s death, the surviving spouse will be entitled to: (a) a life insurance benefit equal to two times the sum of his annual base salary and target Annual Cash Incentive Award for the fiscal year in which the death occurs; (b) continued health benefits for 2 years; and (c) a pro-rated amount of the Chief Executive Officer’s Annual Cash Incentive Award for the fiscal year of death based upon actual performance in such fiscal year, as determined at the end of the applicable performance period. In the event of the Chief Executive Officer’s termination of employment due to disability when he is age 65 or older or a termination due to retirement, the Chief Executive Officer shall receive a $12,000 Company-paid retiree life insurance benefit.

(2)	Predicated upon retirement under the Company-sponsored pension plan. Stock option and restricted share awards made less than 12 months prior to date of termination of employment are forfeited.

(3)	Presumes involuntary termination was not due to a violation of the Company’s Code of Ethics and Business Conduct.

(4)	We have no contractual obligation to provide severance payments or benefits to an executive officer whose employment is terminated without cause, other than with respect to Mr. Hilton under his employment agreement. Severance benefits due Mr. Hilton in the event of a termination without cause or a resignation for good reason are discussed under the caption “Severance Agreements” in the Compensation Discussion and Analysis of this Proxy Statement.

If any negotiated severance arrangement were entered into between us and an executive officer for severance payments, we would require the executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will be subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

“Cause” and “Good Reason” are discussed in the “Severance Agreement” section of the Compensation Discussion and Analysis section of this Proxy Statement.

(5)	A change-in-control occurs if and when:

•

a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities representing 35% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who, at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•

we are merged or consolidated with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

Upon a change-in-control, all outstanding equity compensation awards vest immediately. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. This “single-trigger” vesting provides our named executive officers with the same opportunity as our shareholders to realize the value created by the transaction.

(6)	Vested options may be exercised for the life of the option.

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(7)	Vested options may be exercised for the earlier of (i) five (5) years following retirement date or (ii) the life of the option.

(8)	Effective November 1, 2015, we have eliminated gross up on any severance benefits for tax purposes.

Enhanced Payments and Benefits Assuming Termination as of October 31, 2016

The following table reflects the estimated value of enhanced payments and benefits that the named executive officers would receive under various termination scenarios assuming that all listed events occurred as of the last business day of fiscal year 2016 – October 31, 2016.

In estimating the amounts reflected in the following table, we also applied the following general assumptions and principles:

•

No amounts for 2016 base salary or payouts under the 2016 Annual Cash Incentive Award and 2014-2016 Performance Share Incentive Award are included in the following tables because the amounts are already earned as of October 31, 2016 and are not enhanced by any of the triggering events;

•	Amounts were calculated based on each named executive officer’s age, compensation and years of service as of October 31, 2016;

•	The value of our common shares on October 31, 2016 was $100.13 per share;

•	Unvested stock options that vest were valued at an amount per share equal to the difference between $100.13 and the grant date share price for each of the stock options on the grant date;

•

No amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit;

•

No amounts were included for balances in a named executive officers’ deferred compensation account. Fiscal year-end deferred account balances are reported in the Non-Qualified Deferred Compensation table;

•	The value of benefits and payments that are generally available to all employees on a non-discriminatory basis are not included;

•	The value of performance share units for termination other than voluntary termination or termination due to cause was determined using payout at target performance;

•

The value of restricted shares subject to accelerated vesting is based on shares outstanding as of October 31, 2016 as shown in the Outstanding Equity Awards table. Value is determined by multiplying the number of shares by the closing price of our common shares on October 31, 2016 – $100.13 per share;

•

None of the named executive officers is qualified to receive an age 65 retirement pension benefit as of October 31, 2016. The actuarial present value of the deferred vested benefit under our Salaried Employees Pension Plan for each named executive officer may be found in the Pension Benefits table; and

•

Calculation of post-termination payout of the Excess Defined Benefit Pension Plan assumes a lump sum payout. Other assumptions used in the calculation are noted in footnote 1 to the Pension Benefits table. The payout amount in the event of a qualifying termination following a change-in-control reflects an additional two years of age and two years of service, up to a maximum age 65 and 30 years of service.

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Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would have received if termination had occurred on October 31, 2016.

	Death and Disability ($)	Early Retirement (Age 55) (1) ($)	Involuntary Termination/ Termination Without Cause or for Good Reason (2) ($)	Qualifying Termination Following Change- in-Control ($)
Michael F. Hilton	7,188,910	3,952,938	5,065,562	50,954,327
Gregory A. Thaxton	1,786,376	998,442	—	18,417,624
John J. Keane	2,023,764	1,180,087	—	15,163,528
Gregory P. Merk	1,300,957	704,210	—	8,689,094
Robert E. Veillette	1,118,419	626,778	—	12,121,871

(1)	As of October 31, 2016, no named executive officer was eligible for retirement at the normal retirement age.

(2)	Mr. Hilton is the only named executive officer eligible to receive severance and full vesting of restricted shares in the event his employment is terminated involuntarily by the Company or by Mr. Hilton for Good Reason, as that term is defined in the employment agreement with Mr. Hilton, absent a change-in-control. No enhancements are provided to the other named executive officers in this termination scenario.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?    You have been sent this Proxy Statement and proxy/voting instruction card(s) because you were a shareholder, or held Nordson common stock through a broker, bank or other third party, at the close of business on January 3, 2017, the record date for shareholders entitled to vote at the Annual Meeting. As of January 3, 2017, there were outstanding, excluding treasury shares which cannot be voted, 57,440,352 common shares entitled to one vote per share upon all matters presented to the shareholders.

What is a proxy?    A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy.

On the proxy/voting instruction card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

Who can attend the Annual Meeting?    All shareholders of record as of the close of business on January 3, 2017 may attend the meeting.

Must I inform anyone of my intent to attend the Annual Meeting?    Yes. To permit your name to be registered with the Key Tower security service to gain access to the BakerHostetler offices, you must inform the company’s Secretary, Robert E. Veillette, in writing (letter or e-mail) before the Annual Meeting of your intent to attend the Annual Meeting. Mr. Veillette’ s contact information is as follows:

•	E-mail address: Robert.veillette@nordson.com

•	Mailing Address: 28601 Clemens Road, Westlake, Ohio 44145.

Must I present credentials to permit access to the BakerHostetler offices?    Yes. You must present a form of picture identification to the security officer at the desk located on the main floor of the Key Tower. You will be provided a pass to permit access to the Key Tower elevators. You will proceed to the 20th floor offices of Baker Hostetler.

What if I have a disability?    If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?    The following chart explains your voting options with regard to each proposal to be voted upon at the Annual Meeting, how the Board of Directors recommends that you vote, and the vote required for that proposal to be approved.

Proposal	Voting Options	Vote Required for Approval	Broker Discretionary Vote Permitted	Board’s Voting Recommendation
1. Election of directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees.	Plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote in the election of directors.	No	FOR the election of each of the director nominees

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Proposal	Voting Options	Vote Required for Approval	Broker Discretionary Vote Permitted	Board’s Voting Recommendation

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2017	“FOR” or “AGAINST” or “ABSTAIN” from voting.	Affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.	Yes(1)	FOR

3. Advisory vote to approve compensation of named executive officers	“FOR” or “AGAINST” or “ABSTAIN” from voting.	Affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.	No	FOR

4. Advisory vote on the frequency for holding the advisory vote to approve compensation of named executive officers	For a one-year, two-year, or three-year frequency or “ABSTAIN” from voting.	The frequency that receives the highest number of votes cast will be the recommended frequency.	No	FOR a one year frequency

(1)	This is considered to be a routine matter and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal but not any other Proposals since they are considered to be “non-routine” matters.

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors and do not have an impact on the outcome of the vote on Proposal 4. However, abstentions will affect the outcome of the vote on Proposals 2 and 3, being equivalent to a vote “against” the Proposals.

Will any other matters be voted on?    We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a replacement nominated by the Board. We do not expect any nominee to be unwilling to serve.

May I ask questions at the Annual Meeting?    Yes. Our management will respond to shareholder questions at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements.

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What is the difference between holding shares as a shareholder of record, a beneficial owner or a Nordson-sponsored retirement plan participant?

•

Shareholder of record.    If Nordson shares are registered in your name with our transfer agent, Computershare, Inc., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the Annual Meeting. You may also award us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides voting instructions.

•

Beneficial owner (“in street name”).    If your shares are not held in your name but instead are held in a brokerage account, by a trustee, or by another nominee, then that other entity/holder is considered the shareholder of record and you are considered a beneficial owner of those shares. We sent these proxy materials to that other entity/holder, and they have been forwarded to you with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote. Please refer to the information your broker, trustee, or other nominee provided to determine what voting options are available to you.

•

Shares held as a participant in the Nordson Corporation Employees’ Savings Trust (“401(k)”) Plan and/or Nordson Corporation Employee Stock Ownership Plan (collectively, the “Plans”).    If you participate in one or both of these Plans you may have certain voting rights regarding shares of our common stock credited to your account in the Plans. You do not own these shares. They are owned by the Plan trustee, which is the same trustee for both Plans.

The Plans provide you with voting rights based on the number of shares that were constructively invested in your Plan account as of the close of business on the record date. You may vote these shares in much the same way as shareholders of record vote their shares, but you have an earlier deadline to vote.

You may vote the amount of shares credited to your account as of the record date for the Annual Meeting by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. Your vote must be received by 11:59 p.m., Eastern Standard Time on February 23, 2017. You may vote these shares by following the instructions provided on the proxy/voting instruction card included with these materials.

By submitting your voting instructions, you will direct the Plan trustee:

•	How to vote the shares allocated to your account in the Plan(s), and

•	How to vote a portion of the shares allocated to the accounts of other participants in the Plan(s) who have not submitted voting instructions by the deadline.

The trustee will submit one proxy to vote all shares in each of the Plans. The trustee will vote the shares of participants submitting voting instructions in accordance with their instructions and will vote the remaining shares in each of the Plans in the same proportion as the final votes of all participants who actually voted. Please note that, if you do not submit voting instructions for the shares in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares in each of the Plans, you may not vote Plan shares in person at the Annual Meeting.

Where is Nordson Corporation common stock traded?    Our common stock is traded and quoted on the NASDAQ Global Select Stock Market LLC under the symbol “NDSN.”

How many votes do I have, and can I cumulate my votes?    You have one vote for every share of our common stock that you own. Unless cumulative voting is invoked by a shareholder through proper notice to Nordson, cumulative voting is not allowed.

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How do I vote and what are the voting deadlines?

Shareholders of record and Plan participants.    If you are a shareholder of record or a Plan participant, you may vote by proxy in any of the following three ways:

1. By telephone.    If you reside in the United States or Canada, you may call 1-800-690-6903, 24 hours a day, 7 days a week. Have your proxy/voting instruction card in hand when you call and follow the voice prompts to cast your vote.

2. Via the Internet.    You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. With your proxy/voting instruction card in hand, follow the instructions provided to cast your vote.

3. By mail.    You may mark, sign and date your proxy/voting instruction card and return it in the enclosed prepaid and addressed envelope. You do not need to mail the proxy/voting instruction card if you have voted by telephone or over the Internet.

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy/voting instruction card.

If you are a shareholder of record, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Standard Time, on February 27, 2017. You may also vote in person at the Annual Meeting.

If you are a Plan participant, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Standard Time, on February 23, 2017.

Beneficial owners.    If you are a beneficial owner, you should have received voting instructions from the broker, trustee, or other nominee holding your shares. You should follow the instructions in the notice or voting instructions provided by your broker, trustee, or nominee in order to instruct your broker, trustee, or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, trustee, or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

All owners.    If you receive more than one proxy/voting instruction card, it is important that you vote all shares represented by the multiple cards. Each card represents different shares.

May I change my vote?    Yes. You may change your vote or revoke your proxy any time before the voting deadline.

Shareholders of record.    If you are a shareholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	submitting a later-dated vote by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Standard Time, on February 27, 2017 will be counted;

•	returning a later-dated, duly executed proxy card;

•	delivering a written revocation to our Corporate Secretary at 28601 Clemens Road, Westlake, Ohio 44145 before the Annual Meeting; or

•	attending the Annual Meeting in person and voting again.

Plan participants.    If you are a Plan participant, you may revoke previously given voting instructions on or before 11:59 p.m., Eastern Standard Time, on February 23, 2017 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with John Hancock Trust Company, LLC, the trustee for each of the Plans.

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Beneficial Owners.    If you are a beneficial owner of your shares, you must contact the broker, trustee or other nominee holding your shares and follow their instructions for changing your vote.

All owners.    You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.

What will happen if I do not vote my shares?

Shareholders of record.    If you are the shareholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial owners.    If you are the beneficial owner of your shares, your broker, trustee or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the Securities and Exchange Commission (the “SEC”), your broker, trustee or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3 and 4. Therefore, if you do not provide voting instructions to your broker, trustee or other nominee, your broker, trustee or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

What if I do not specify how my shares are to be voted?    If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as indicated in the following table:

Proposal	Vote to be Cast
Proposal 1 — Election of three nominees as directors to serve for a three-year term: Joseph P. Keithley, Michael J. Merriman, Jr. and Mary G. Puma	FOR ALL NOMINEES
Proposal 2 — Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2017	FOR
Proposal 3 — Advisory vote to approve the compensation of our named executive officers	FOR
Proposal 4 — Advisory vote on the frequency for holding the advisory vote on the compensation of our named executive officers	FOR A ONE YEAR FREQUENCY

What constitutes a quorum, and why is a quorum required?    Our Regulations require a quorum of shareholders to hold our Annual Meeting. A quorum will be present when at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes (described below) will also count towards the quorum requirement. If a quorum is not achieved, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are broker non-votes?    A broker non-vote occurs when a broker, trustee, or other nominee holding your shares does not receive voting instructions from you as the beneficial owner of the shares by a specified date before the Annual Meeting and does not have discretionary authority to vote those undirected shares on specified matters under SEC rules. The election of directors (Proposal 1), the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3) and the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (Proposal 4) are considered non-routine matters and discretionary voting on these matters is prohibited.

As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker, trustee, or other nominee instructions on how to vote your shares with respect to the election of

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directors, the advisory vote on named executive compensation, or the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, no votes will be cast on your behalf with respect to those proposals. The ratification of auditors is a discretionary matter, so your broker, trustee or other nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm even if you do not give your broker, trustee or other nominee instructions on how to vote your shares with respect to that proposal.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of Proposal 2 since brokers have discretion to vote uninstructed shares on that proposal. Broker non-votes will affect the outcome of the vote on Proposal 3 but will have no effect on Proposal 4. It is important that you provide voting instructions for all shares you own beneficially.

Who will tabulate the votes?    Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to receive and tabulate shareholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions, and broker non-votes. The Inspector of Election will certify the election results and perform any other acts required by Ohio Corporation Law.

What happens if the Annual Meeting is adjourned or postponed?    Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?    We will bear the expense of soliciting proxies. Proxies may also be solicited by Nordson personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report to Shareholders will be supplied to brokers, trustees and other nominees for the purpose of soliciting proxies from beneficial owners.

How will I know the results of the Annual Meeting?    The final voting results will be tallied by our Inspector of Election and published in a Current Report on Form 8-K filed with the SEC that we expect to file within four business days after the Annual Meeting.

If there is more than one shareholder living at the same address, will each shareholder receive proxy materials?    To reduce the expense of delivering duplicate materials to shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Annual Report to Shareholders and proxy materials until such time as one or more of these shareholders notifies us that they wish to receive individual copies. Shareholders of record in the same household continue to receive separate proxy/voting instruction cards.

We will mail materials that you request at no cost. You may contact us with your request by writing to or calling Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio, 44145 or 440-414-5606. You may also access the Proxy Statement and Annual Report at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations.

How do I submit director nominations or shareholder proposals for the 2017 Annual Meeting?

Shareholder Proposals Submitted Under Rule 14a-8

Assuming that our 2018 Annual Meeting is held within thirty days of the anniversary of the 2017 Annual Meeting, any shareholder who wishes to submit a proposal for consideration at the 2018 Annual Meeting and for inclusion in next year’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) should send the proposal to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 29, 2017.

82 |	Nordson Corporation – 2017 Proxy Statement

Proposals and Director Nominations Submitted Pursuant to our Regulations

Additionally, under our Regulations, a shareholder may submit a proposal for consideration at the 2018 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder provides written notice no earlier than 90 days and no later than 60 days prior to the 2018 Annual Meeting. Assuming that the 2018 Annual Meeting will be held on February 27, 2018, that means notice of such proposals must be received no earlier than November 30, 2017 and no later than December 30, 2017. Our Regulations are available at: www.nordson.com/en/our-company/corporate-governance.

Similar to the timeliness requirements under our Regulations described above, the notice of the nomination of a director must be received no earlier than 90 days and no later than 60 days prior to our annual meeting. Assuming the 2018 Annual Meeting is held on February 27, 2018, the deadlines would be no earlier than November 30, 2017 and no later than December 30, 2017. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available at: www.nordson.com/en/our-company/corporate-governance. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above. Any proposal for inclusion in the proxy materials, notice of proposal, or suggestion for nominee(s) for election to our Board of Directors should be sent to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

If the notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals or nominations, as applicable, at the 2018 Annual Meeting. If the Board chooses to present any information submitted after the deadlines set forth in the Regulations (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2018 Annual Meeting, then the persons named in proxies solicited by the Board for the 2018 Annual Meeting may exercise discretionary voting power with respect to such information.

What is our policy governing communication with our Board of Directors?

Members of our management team regularly meet with shareholders to discuss a broad range of topics, including our governance and compensation practices. In addition, our Board provides to every shareholder the ability to communicate with the Board as a whole and with individual directors through an established process for shareholder communication.

Shareholders may communicate with the Board, the Chairman of the Board, a Board committee, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially review communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chairperson of the Governance and Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company. Concerns about accounting or auditing matters or possible violations of our Code of Ethics and Business Conduct should be reported pursuant to the procedures outlined in the Code.

YOUR VOTE IS VERY IMPORTANT, SO PLEASE VOTE. Promptly return your proxy/voting instruction card or vote via telephone or the Internet, which will help to reduce the cost of this solicitation.

This Proxy Statement and the enclosed proxy/voting instruction card are being mailed to shareholders of record on or about January 27, 2017. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

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APPENDIX A

AUDIT COMMITTEE REPORT

January 27, 2017

To: The Board of Directors of Nordson Corporation

The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees Nordson’s financial reporting process on behalf of the Board. Nordson’s independent registered public accounting firm, Ernst & Young, LLP, is responsible for performing an integrated audit of Nordson’s annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The Committee operates under a written charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations. The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Management has the responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended October 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received and discussed with Ernst & Young LLP written disclosures regarding Ernst & Young LLP’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

The Committee discussed with our internal auditor and Ernst & Young LLP the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 filed with the Securities and Exchange Commission. The Committee also evaluated and reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2017

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

This report has been furnished by the members of the Audit Committee:

Michael J. Merriman, Jr., Chair

Randolph W. Carson

Arthur L. George, Jr.

Frank M. Jaehnert

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YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY/VOTING INSTRUCTION CARD.

NORDSON CORPORATION 28601 CLEMENS ROAD WESTLAKE, OH 44145-1119

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern standard time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern standard time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received no later than 11:59 P.M. eastern standard time, the day before the cut-off date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E16447-P84959-Z69096	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSON CORPORATION		For All	Withhold All	For All Except	INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the box “FOR ALL EXCEPT” and write the nominee‘s number on the line provided below.
1.	The election of three nominees as directors to serve for a three year term. Board recommendation: FOR all 3 Nordson nominees

		☐	☐	☐

01) Joseph P. Keithley 02) Michael J. Merriman, Jr. 03) Mary G. Puma
						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2017. Board recommendation: FOR					☐	☐	☐

3.	Advisory vote to approve the compensation of our named executive officers. Board recommendation: FOR					☐	☐	☐

					1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency for holding the advisory vote on the compensation of our named executive officers. Board recommendation: for 1 year				☐	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

E16448-P84959-Z69096

NORDSON CORPORATION

Annual Meeting of Shareholders

February 28, 2017

This proxy is solicited on behalf of the Board of Directors

The herein signed shareholder hereby appoints Arthur L. George, Jr., Michael F. Hilton, and Frank M. Jaehnert, or any of them, as proxies, each with the full power to appoint a substitute, to attend the 2017 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at Baker & Hostetler LLP, 2000 Key Tower, 127 Public Square, Cleveland, Ohio, 44114, at 8:00 A.M., eastern standard time, on February 28, 2017, and any adjournment or postponement thereof, to cast all votes that the shareholder or Plan Participant is entitled to vote at such Annual Meeting, as designated on the reverse side of this ballot, and otherwise to represent the shareholder with all of the powers possessed by the shareholder if personally present at the Annual Meeting. The shareholder hereby acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If cumulative voting is invoked, by a shareholder through proper notice to Nordson Corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the shareholder is entitled with respect to the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises, which in the opinion of the proxy holders, makes such action necessary or desirable.

In order to ensure that your securities are voted as you wish, if you are a shareholder of record, the proxy must be voted by 11:59 P.M., eastern standard time, on February 27, 2017.

IMPORTANT NOTICE TO PARTICIPANTS IN THE EMPLOYEES’ SAVINGS TRUST PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN (COLLECTIVELY, THE “PLANS”).

John Hancock Trust Company, LLC, as Trustee of the Plans, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by the Plans, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities are voted as you wish, the proxy must be voted by 11:59 P.M., eastern standard time, on February 23, 2017.

Continued and to be signed on reverse side

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